Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PAETEC HOLDING CORP.,

PS ACQUISITION CORP.

AND

MCLEODUSA INCORPORATED

DATED AS OF SEPTEMBER 17, 2007

AGREEMENT AND PLAN OF MERGER

(m)	Intellectual Property	24
(n)	Compliance with Communications Laws	25
(o)	Brokers	26
(p)	Opinion of Financial Advisors	26
(q)	Contracts	26
(r)	Real Property	27
(s)	Right-of-Way Agreements and Network Facilities	27
(t)	Insurance	28
(u)	Customers and Suppliers	29
(v)	Title to Property	29
(w)	State Takeover Statutes	29
(x)	Consenting Stockholders	30
SECTION 3.2.	Representations and Warranties of Buyer and Merger Sub	30
(a)	Organization, Standing and Corporate Power	30
(b)	Capital Structure	30
(c)	Authority; Board Approval; Voting Requirements; No Conflict; Required Filings and Consents	32
(d)	SEC Documents; Financial Statements	34
(e)	Information Supplied	35
(f)	Absence of Certain Changes or Events	35
(g)	Compliance with Applicable Laws; Permits; Litigation	36
(h)	Taxes	37
(i)	Brokers	37
(j)	Solvency	37
(k)	Compliance with Communications Laws	38
(l)	State Takeover Statutes	38
(m)	Opinion of Buyer Financial Advisor	38

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.1.	Conduct of Business	38
SECTION 4.2.	No Solicitation	42
SECTION 4.3.	Financial Statements	45
SECTION 4.4.	Seller Stockholders’ Agreement	45
SECTION 4.5.	Seller Registration Rights Agreement	45
SECTION 4.6.	Amendment of Seller Form S-1	46
SECTION 4.7.	Amendment of Seller Form S-4	46
SECTION 4.8.	Minority Interest Disposition	46

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.1.	Seller Stockholder Approval; Buyer Stockholder Approval; Preparation of the Form S-4	46

SECTION 8.8.	Governing Law	72
SECTION 8.9.	Assignment	72
SECTION 8.10.	Consent to Jurisdiction	72
SECTION 8.11.	Headings, etc.	72
SECTION 8.12.	Severability	72
SECTION 8.13.	Failure or Indulgence Not Waiver; Remedies Cumulative	73
SECTION 8.14.	Waiver of Jury Trial	73
SECTION 8.15.	Specific Performance	73

Exhibits

Exhibit A	Consenting Stockholders
Exhibit B	Form of Written Consents
Exhibit 1.7	Form of Board Membership Agreement
Exhibit 4.4	Form of Amendment to Stockholders’ Agreement
Exhibit 4.5	Form of Amendment to Registration Rights Agreement
Exhibit 5.12(a)	Form of Affiliate Letter
Exhibit 5.12(b)	Form of Lock-Up Letter
Exhibit 5.16	Registration Rights Provisions

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 17, 2007, by and among PAETEC HOLDING CORP., a Delaware corporation (“Buyer”), PS ACQUISITION CORP., a Delaware corporation and a direct wholly-owned subsidiary of Buyer (“Merger Sub”), and MCLEODUSA INCORPORATED, a Delaware corporation (“Seller”). Certain terms used in this Agreement are defined in Section 8.3.

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Buyer, Merger Sub and Seller have deemed it advisable and in the best interests of their respective corporations and their respective stockholders that Buyer and Seller engage in the business combination provided for in this Agreement in order to advance their respective long-term strategic business interests;

WHEREAS, in furtherance thereof, the respective Boards of Directors of Buyer, Merger Sub and Seller have approved this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into Seller with Seller continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Board of Directors of Seller has determined that this Agreement and the transactions contemplated hereby are in the best interests of Seller and its stockholders (the “Stockholders”) and has determined to recommend to the Stockholders the adoption of this Agreement and approval of the transactions contemplated hereby, including the Merger (the “Seller Stockholder Approval”);

WHEREAS, the Board of Directors of Buyer has determined that this Agreement and the transactions contemplated hereby are in the best interests of Buyer and its stockholders (the “Buyer Stockholders”) and has determined to recommend to the Buyer Stockholders the approval by the Buyer Stockholders of the issuance of Buyer Common Stock in the Merger (the “Buyer Recommendation”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the parties’ willingness to enter into this Agreement, certain Buyer Stockholders, Buyer and Seller have entered into voting agreements (collectively, the “Buyer Voting Agreements”) pursuant to which each such Buyer Stockholder has agreed with Buyer and Seller, subject to the terms and conditions set forth therein, to vote in favor of the issuance of the Buyer Common Stock in the Merger pursuant to this Agreement; and

WHEREAS, for United States income tax purposes, it is intended that the Merger qualify as a tax free reorganization within the meaning of Section 368(a) of the Code;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1. The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into Seller, at which time the separate corporate existence of Merger Sub shall cease and Seller shall continue as the surviving corporation in the Merger and shall be a wholly-owned, direct subsidiary of Buyer (the “Surviving Corporation”). From and after the Effective Time, the Surviving Corporation shall succeed to and assume all of the property, rights, privileges, powers and franchises of Seller and Merger Sub in accordance with this Agreement and the DGCL.

SECTION 1.2. Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, on a date to be specified by the parties, which shall be no later than the second (2nd) business day after satisfaction or waiver of all of the conditions set forth in Article VI (other than delivery of items to be delivered at the Closing and other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) at the offices of Hogan & Hartson L.L.P., 8300 Greensboro Drive, McLean, Virginia 22102, unless another time, date or place is agreed to in writing by the parties hereto; provided, however, that, notwithstanding anything to the contrary in this Agreement or otherwise, neither the Closing nor the Effective Time shall take place or occur prior to January 10, 2008. The date on which the Closing occurs is referred to herein as the “Closing Date.”

SECTION 1.3. Effective Time. Subject to the terms and conditions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or, if Buyer and Seller shall otherwise agree, at such subsequent date or time as Buyer and Seller shall specify in the Certificate of Merger, which date shall be not more than ninety (90) days after the date the Certificate of Merger is received for filing. The time at which the Merger becomes effective is referred to herein as the “Effective Time.”

SECTION 1.4. Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Buyer and its Subsidiaries hereby disclaim any intention to subject themselves to any ongoing liabilities or obligations under any Contract to which Seller or any of its Subsidiaries is a party, except as may occur by operation of law as a result of the Merger.

SECTION 1.5. Organizational Documents of the Surviving Corporation. The certificate of incorporation of Seller, as in effect immediately prior to the Effective Time, shall be amended in its entirety in the Merger to read as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall continue to be McLeodUSA Incorporated, and as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Laws and as provided in such certificate of incorporation. The bylaws of Seller, as in effect immediately prior to the Effective Time, shall be amended in their entirety at the Effective Time to read as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall continue to be McLeodUSA Incorporated, and as so amended, such bylaws shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Laws and as provided in such bylaws and the certificate of incorporation of the Surviving Corporation.

SECTION 1.6. Directors and Officers of the Surviving Corporation. The directors of Merger Sub shall, from and after the Effective Time, become the initial directors of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and Applicable Laws. The officers of Buyer shall, from and after the Effective Time, become the initial officers of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation.

SECTION 1.7. Directors of Buyer at the Effective Time. As of the Effective Time, Buyer shall (a) cause the number of directors that shall constitute the full Board of Directors of Buyer to be increased by one from the number of directors serving on the Board of Directors of Buyer immediately prior to the Effective Time and (b) take such action as may be necessary in accordance with the Restated Certificate of Incorporation of Buyer, as amended and currently in effect (the “Buyer Charter”), and the Amended and Restated Bylaws of Buyer, as amended and currently in effect (the “Buyer Bylaws” and, together with the Buyer Charter, the “Buyer Organizational Documents”), to cause to be elected or appointed as a Class III director of Buyer, as of the day immediately following the Closing Date, such individual as shall be designated by the Wayzata Funds and as shall be reasonably acceptable to Buyer. At the Closing, Buyer shall deliver to Seller a signed counterpart to the board membership agreement substantially in the form attached hereto as Exhibit 1.7 (the “Board Membership Agreement”) which, upon execution by the Seller Funds, shall be effective as of the Effective Time.

ARTICLE II

EFFECTS OF THE MERGER; EXCHANGE OF CERTIFICATES

SECTION 2.1. Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, Seller or the holders of any shares of common stock, par value $0.01 per share, of Seller (the “Seller Common Stock”):

(a) Conversion of Seller Common Stock. Each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(c) and Dissenting Shares) shall be cancelled and converted into the right to receive 1.30 shares of Buyer Common Stock (the “Exchange Ratio”). The shares of Buyer Common Stock issuable to holders of Seller Common Stock pursuant hereto are sometimes referred to herein as the “Merger Consideration.” As a result of the Merger, at the Effective Time, each holder of a Certificate shall cease to have any rights with respect thereto, except that such Certificate shall represent only the right to receive the Merger Consideration deliverable in respect of the shares of Seller Common Stock represented by such Certificate immediately prior to the Effective Time, any cash in lieu of fractional shares payable pursuant to Section 2.1(d) and any dividends or other distributions payable pursuant to Section 2.4(c), all to be issued or paid, without interest, in consideration therefor upon the surrender of such Certificate in accordance with Section 2.4(b) (or, in the case of a lost, stolen or destroyed Certificate, Section 2.4(i)).

(b) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(c) Cancellation of Shares. Each share of Seller Common Stock owned by Buyer or Merger Sub, or held in the treasury of Seller, in each case immediately prior to the Effective Time, shall be cancelled pursuant to the Merger, and no consideration shall be delivered in respect thereof.

(d) Fractional Shares. No fraction of a share of Buyer Common Stock shall be issued by virtue of the Merger, but in lieu thereof each holder of shares of Seller Common Stock who would otherwise be entitled to a fraction of a share of Buyer Common Stock (after aggregating all shares of Buyer Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificate or Certificates, receive from Buyer an amount of cash (rounded up to the nearest whole cent), without interest, equal to the product of (i) the fractional share interest (after aggregating all shares of Buyer Common Stock that otherwise would be received by such holder) which such holder would otherwise receive, multiplied by (ii) the closing price of one share of Buyer Common Stock on The NASDAQ Stock Market LLC (“NASDAQ”) on the trading day which is one (1) trading day prior to the Closing Date.

(e) Adjustments to Exchange Ratio. The Exchange Ratio, the Merger Consideration and any amount payable pursuant to Section 2.1(d) or Section 2.4(c) shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Seller Common Stock or Buyer Common Stock), reorganization, recapitalization, reclassification or other similar change with respect to Seller Common Stock or Buyer Common Stock having a record date occurring on or after the date hereof and prior to the Effective Time.

(f) Dissenting Shares. Notwithstanding the provisions of Section 2.1(a), each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the adoption of this Agreement or consented thereto in writing and who has demanded appraisal for such share of Seller Common Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration to be paid with respect to such share of Seller Common Stock, pursuant to Section 2.1(a), unless such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal, but shall be converted into the right to receive such amounts as may be determined to be due pursuant to Section 262 of the DGCL. If, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal, such Dissenting Share shall be treated as if it had been converted as of the Effective Time into a right to receive the Merger Consideration to be paid with respect to such share pursuant to Section 2.1(a). Seller shall give Buyer prompt notice and a copy of any notice of any demands received by Seller for appraisal of shares of Seller Common Stock and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Buyer, Seller shall not make any payment with respect to, or settle or offer to settle, any such demands.

SECTION 2.2. Restricted Stock. At the Effective Time, without any further action on the part of Buyer, Merger Sub, Seller or any holder of any shares of restricted Seller Common Stock granted under the Seller 2006 Plan (the “Restricted Stock”) (whether vested or unvested) outstanding immediately prior to the Effective Time, each share of Restricted Stock outstanding immediately prior to the Effective Time shall vest and shall be cancelled and converted into the right to receive, in respect of each underlying share of Seller Common Stock, the Merger Consideration in accordance with Section 2.1(a).

SECTION 2.3. Stock Options; Stock Option Agreements.

(a) At the Effective Time, each then outstanding option to purchase Seller Common Stock (a “Seller Option”) granted under the Seller 2006 Plan, whether or not vested or exercisable at the Effective Time, shall be assumed by Buyer and converted into an option to acquire, on the same terms and conditions as the terms and conditions that were applicable to such Seller Option, the number of shares of Buyer Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of Seller Common Stock subject to such Seller Option multiplied by (B) the Exchange Ratio, at an exercise price per share of Buyer Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (1) the aggregate exercise price for the shares of Seller Common Stock subject to such Seller Option by (2) the aggregate number of shares of Buyer Common Stock to be subject to such Seller Option after giving effect to the adjustments in this Section 2.3(a) (each, as so adjusted, an “Adjusted Option”). In furtherance of the foregoing, at the Effective Time, Buyer shall assume the Seller 2006 Plan with respect to the Adjusted Options outstanding under the Seller 2006 Plan following the Effective Time. Buyer may elect to make additional grants of awards for Buyer Common Stock under the Seller 2006 Plan to Continuing Employees.

(b) The adjustments provided in Section 2.3(a) shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code. Except to the extent required under the respective terms of the Adjusted Options or as otherwise provided in this Section 2.3(b), all restrictions or limitations on transfer and vesting with respect to such Adjusted Options to the extent that such restrictions or limitations shall have not already lapsed in accordance with their respective terms, and all other terms thereof, shall remain in full force and effect with respect to such Adjusted Options after giving effect to the Merger and the assumption by Buyer set forth in Section 2.3(a). Any holder of Seller Options vesting pursuant to the Merger who gives proper notice of exercise thereof and properly exercises such Seller Options prior to the Effective Time shall be deemed to have exercised such Seller Options immediately prior to the Effective Time and the shares of Seller Common Stock issuable to such holder in connection with such exercise of such Seller Options shall be cancelled and converted into the right to receive the Merger Consideration in accordance with Section 2.1(a).

(c) Prior to the Effective Time, Seller shall take all corporate action necessary, including, to the extent necessary, amending the Seller 2006 Plan and any relevant award agreements thereunder, to effectuate the provisions of this Section 2.3 effective as of the Effective Time.

(d) Reasonably promptly following the Effective Time, Buyer shall (i) issue to each holder of an Adjusted Option, a writing (which may be in electronic form) evidencing the foregoing assumption of such Adjusted Option and (ii) issue appropriate notices (which may be in electronic form) setting forth such holder’s rights pursuant to the Adjusted Options, including the effect of the Merger on such Adjusted Options. Prior to the Effective Time, Buyer shall take such actions as are necessary for the assumption of the Seller 2006 Plan and the Adjusted Options pursuant to Section 2.3(a). Subject to receiving full cooperation from Seller and its independent registered public accounting firm, as soon as is commercially reasonable after the Closing Date, Buyer shall file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to the shares of Buyer Common Stock subject to the Adjusted Options and shall use commercially reasonable efforts to have such registration statement or post-effective amendment declared effective as soon as reasonably practicable following the Effective Time.

SECTION 2.4. Exchange of Shares and Certificates.

(a) Exchange Agent. Not less than three (3) business days prior to the Closing Date, Buyer shall engage an institution reasonably satisfactory to Seller (the transfer agent from time to time of Buyer Common Stock being deemed satisfactory to Seller) to act as exchange agent in connection with the Merger (the “Exchange Agent”). At such times which shall be sufficient to comply with the procedures set forth in Section 2.4(b), Buyer shall deposit with the Exchange Agent, in trust for the benefit of the holders of shares of Seller Common Stock immediately prior to the Effective Time, certificates representing the Merger Consideration issuable pursuant to Section 2.1(a). In addition, Buyer shall make available by depositing with the Exchange Agent, as necessary from time to time after the Effective Time, cash in an amount sufficient to make the payments in lieu of fractional shares pursuant to Section 2.1(d) and any dividends or distributions to which former holders of shares of Seller Common Stock may be entitled pursuant to Section 2.4(c). All cash and certificates representing shares of Buyer Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(b) Exchange Procedures. From and after the Effective Time, each holder of record of a certificate or certificates (“Certificates”) which represented shares of Seller Common Stock outstanding immediately prior to the Effective Time, in order to receive the Merger Consideration deliverable in respect of such shares of Seller Common Stock, shall surrender each Certificate to the Exchange Agent along with (i) a letter of transmittal (which shall specify that delivery of the Merger Consideration shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall be in form and substance reasonably acceptable to Buyer and Seller) and (ii) other appropriate materials and instructions for use in effecting the surrender of the Certificates in exchange for the aggregate Merger Consideration that such holder has a right to receive pursuant to Section 2.1(a), cash in an amount sufficient to make the payments in lieu of fractional shares pursuant to Section 2.1(d) and any dividends or other distributions to which former holders of shares of Seller Common Stock may be entitled pursuant to Section 2.4(c). Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent (the “Surrender Date”), the holder of such Certificates shall be entitled to receive in exchange therefor, as soon as reasonably practicable after the Surrender Date, (i) the number of whole shares of Buyer Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 2.1 (which shall be in uncertificated book entry form unless a physical certificate is issued by Buyer), (ii) payment of cash in lieu of fractional shares which such holder is entitled to receive pursuant to Section 2.1(d) and (iii) any dividends or distributions payable pursuant to Section 2.4(c), and the Certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Seller Common Stock which is not registered in the transfer records of Seller, a certificate representing the proper number of shares of Buyer Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the issuance of shares of Buyer Common Stock to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Buyer that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.4(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration (and any amounts to be paid pursuant to Section 2.1(d) or Section 2.4(c)) upon such surrender. No interest shall be paid or shall accrue on any amount payable pursuant to this Article II. Buyer and Seller agree to use commercially reasonable efforts to work with the Exchange Agent prior to the Closing Date to create a process acceptable to each of Buyer, Seller and the Exchange Agent to allow each holder of Seller Common Stock who complies with the terms and conditions of this Section 2.4(b) (including the delivery of Certificates with a duly executed letter of transmittal to the Exchange Agent) to receive the Merger Consideration owing to such holder as promptly as is reasonably practicable after the Effective Time.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of Buyer Common Stock with a record date after the Effective Time shall be delivered to the holder of any unsurrendered Certificate with respect to the shares of Buyer Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.1(d), until such Certificate has been surrendered in accordance with this Article II. Subject to Applicable Laws, following surrender of any such Certificate, there shall be delivered to the recordholder thereof, without interest, (i) promptly after such surrender, the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(a), together with any cash payable in lieu of a fractional share of Buyer Common Stock to which such holder is entitled pursuant to Section 2.1(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Buyer Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Buyer Common Stock.

(d) No Further Ownership Rights in Seller Common Stock. All shares of Buyer Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II and any cash paid pursuant to Section 2.1(d) or Section 2.4(c) shall be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to the shares of Seller Common Stock previously represented by such Certificates. As of the Effective Time, the stock transfer books of Seller shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Seller Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates one (1) year after the Effective Time shall be delivered to Buyer, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Buyer for delivery of their claim for Merger Consideration pursuant to Section 2.1(a), any cash in lieu of fractional shares of Buyer Common Stock pursuant to Section 2.1(d) and any dividends or distributions pursuant to Section 2.4(c).

(f) No Liability. None of Buyer, Merger Sub, Seller or the Exchange Agent or any of their respective directors, officers, employees and agents shall be liable to any Person in respect of any portion of the Exchange Fund (or dividends or distributions with respect thereto) delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven (7) years after the Effective Time, or immediately prior to such earlier date on which any portion of the Exchange Fund or any dividends or distributions with respect to Buyer Common Stock issuable in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Laws, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

(g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Buyer from time to time, provided, that no such investment or loss thereon shall affect the amounts payable to the Stockholders after the Effective Time pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this Article II shall promptly be paid to Buyer.

(h) Withholding Rights. Buyer and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any Person who was a holder of Seller Common Stock immediately prior to the Effective Time such amounts as Buyer or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or foreign Tax law. To the extent that amounts are so withheld by Buyer or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid. Without limiting the generality of the foregoing, Buyer and the Exchange Agent shall have the right to require any Person to pay to Buyer or the Exchange Agent, as the case may be, an amount of cash equal to the withholding Tax (including, but subject to the provisions of Section 5.15, withholding Tax under Section 1445(a) of the Code) imposed with respect to the Seller Common Stock acquired from such Person prior to, and as a condition to, the transfer to such Person of the Merger Consideration.

(i) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to Section 2.1(a), cash for fractional shares pursuant to Section 2.1(d) and any dividends or distributions payable pursuant to Section 2.4(c); provided, that Buyer may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver either (i) an agreement of indemnification in a form satisfactory to Buyer and the Exchange Agent or (ii) a bond in such sum as Buyer or the Exchange Agent may reasonably direct, as indemnity against any claim that may be made against Buyer or the Exchange Agent in respect of the Certificates alleged to have been lost, stolen or destroyed.

SECTION 2.5. Certain Tax Matters. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations with respect to the Merger. Neither Buyer nor Seller has taken or shall take any action, or has failed to take or shall fail to take any action, either before or after the Closing, which could reasonably be expected to cause the Merger to fail to qualify as a reorganization. Except as required by Applicable Laws, each party hereto shall report the Merger for federal income tax purposes consistent with such intended tax treatment, and, as of the date hereof, the parties believe that such reporting shall be consistent with such intended tax treatment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.1. Representations and Warranties of Seller. Except as disclosed in the disclosure schedule dated as of the date hereof and delivered by Seller to Buyer concurrently with or prior to the execution and delivery by Seller of this Agreement, which shall make reference to the particular section or subsection of this Agreement to which exception is being taken (it being agreed that any information disclosed in one section of such disclosure schedule shall be deemed to apply to each other section thereof to which its relevance is reasonably apparent) (the “Seller Disclosure Schedule“), Seller represents and warrants to Buyer and Merger Sub as follows:

(a) Organization, Standing and Corporate Power; Charter Documents; Subsidiaries.

(i) Organization, Standing and Corporate Power. Each of Seller and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is incorporated or otherwise organized and each has the requisite corporate (or similar) power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as currently conducted, except for those jurisdictions in which the failure to have such power, authority or government approvals and to be so organized, existing or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Seller and its Subsidiaries, taken as a whole (a “Seller Material Adverse Effect”). Each of Seller and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, have a Seller Material Adverse Effect.

(ii) Charter Documents. Seller has delivered or made available to Buyer complete and correct copies of (A) the Third Amended and Restated Certificate of Incorporation of Seller, as amended and currently in effect (the “Seller Charter”), and the Third Amended and Restated Bylaws of Seller, as amended and currently in effect (the “Seller Bylaws,” and, together with the Seller Charter, the “Seller Organizational Documents”) and (B) the articles or certificate of incorporation and bylaws or like organizational documents of each of the Subsidiaries of Seller, as amended and currently in effect (collectively, the “Seller Subsidiary Organizational Documents”), and each such instrument is in full force and effect. Seller is not in violation of the Seller Organizational Documents and no Subsidiary of Seller is in violation of its Seller Subsidiary Organizational Documents. Seller has made available to Buyer complete and accurate minute books of Seller and its Subsidiaries.

(iii) Subsidiaries. Section 3.1(a)(iii) of the Seller Disclosure Schedule lists each of the Subsidiaries of Seller including the name of each such entity, the state or jurisdiction of its incorporation or organization and Seller’s direct or indirect interest therein. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Seller have been validly issued and are fully paid and nonassessable, are owned directly or indirectly by Seller and, except as disclosed in Section 3.1(a)(iii) of the Seller Disclosure Schedule, are free and clear of all Liens and free of any other restriction (including preemptive rights and any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

(b) Capital Structure.

(i) The authorized capital stock of Seller consists of 37,500,000 shares of Seller Common Stock. As of the date hereof, (A) 30,750,000 shares of Seller Common Stock are issued and outstanding (including 750,000 shares of Restricted Stock); (B) no shares of Seller Common Stock are held by Seller in its treasury; (C) 2,750,000 shares of Seller Common Stock are reserved for issuance in respect of outstanding Seller Options pursuant to the Seller 2006 Omnibus Equity Plan, as amended through the date hereof (the “Seller 2006 Plan”); and (D) 2,696,300 shares of Seller Common Stock are issuable upon the exercise of the outstanding Seller Options, all of which Seller Options have been granted with an exercise price per share not less than the fair market value of a share of Seller Common Stock on the date of grant. Each outstanding share of capital stock of Seller is duly authorized, validly issued, fully paid, nonassessable and free of preemptive or similar rights. The Seller 2006 Plan has been approved by all requisite corporate action. Seller has delivered or made available to Buyer true and complete copies of the Seller 2006 Plan and each form of award agreement thereunder.

(ii) All shares of Seller Common Stock subject to issuance under the Seller 2006 Plan, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable and free of preemptive or similar rights.

(iii) No bonds, debentures, notes or other evidences of indebtedness having, or exercisable, convertible or exchangeable for or into other securities having, the right to vote on any matters on which stockholders of Seller may vote (“Voting Debt”) are issued or outstanding.

(iv) Except as disclosed in Section 3.1(b)(iv) of the Seller Disclosure Schedule or as may be disclosed in the Seller SEC Documents, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Seller or any of its Subsidiaries is a party or by which any of them is bound obligating Seller or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt or other voting securities of Seller or any of its Subsidiaries, or obligating Seller or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All outstanding shares of Seller Common Stock, all outstanding Seller Options and all outstanding shares of capital stock of each Subsidiary of Seller have been issued and granted in compliance in all material respects with (A) all applicable securities laws and all other Applicable Laws and (B) all requirements set forth in applicable material Contracts.

(v) Except as disclosed in Section 3.1(b)(v) of the Seller Disclosure Schedule or as may be disclosed in the Seller SEC Documents, neither Seller nor any of its Subsidiaries is a party to any currently effective Contract (A) restricting the purchase or transfer of, (B) relating to the voting of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring registration of or (E) granting any preemptive or antidilutive rights with respect to any capital stock of Seller or any of its Subsidiaries or any securities of the type referred to in Section 3.1(b)(iv).

(vi) Except as disclosed in Section 3.1(b)(vi) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries directly or indirectly beneficially owns any securities or other beneficial ownership interests in any other Person, other than in direct or indirect wholly-owned Subsidiaries of Seller. Except as disclosed in Section 3.1(b)(vi) of the Seller Disclosure Schedule, there are no outstanding contractual obligations of Seller or any of its Subsidiaries to make any loan to, or any equity or other investment (in the form of a capital contribution or otherwise) in, any Subsidiary of Seller or any other Person.

(vii) Neither Seller nor any of its Subsidiaries owns any shares of capital stock of Buyer or any of Buyer’s Subsidiaries.

(c) Authority; Board Approval; Voting Requirements; No Conflict; Required Filings and Consents.

(i) Authority. Seller has all requisite corporate power and authority to enter into this Agreement and the Seller Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Ancillary Agreements by Seller, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Seller, and no other corporate proceedings on the part of Seller and no stockholder votes or actions by written consent are necessary to authorize this Agreement or the Seller Ancillary Agreements or to consummate the transactions contemplated hereby or thereby, other than, with respect to approval of this Agreement and the transactions contemplated hereby, including the Merger, the Seller Stockholder Approval to be delivered pursuant to the Written Consents. This Agreement has been duly executed and delivered by Seller. At Closing, the Seller Ancillary Agreements shall be duly executed and delivered by Seller. Assuming the due authorization, execution and delivery of this Agreement by Buyer and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law) (collectively, “Creditors’ Laws”). Assuming the due authorization, execution and delivery at Closing of the Seller Ancillary Agreements by the counterparties thereto, the Seller Ancillary Agreements shall constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to Creditors’ Laws.

(ii) Board Approval. The Board of Directors of Seller has (A) determined that this Agreement and the Merger are advisable and fair to and in the best interests of Seller and the Stockholders, (B) duly approved this Agreement, the Seller

Ancillary Agreements, the Merger and the other transactions contemplated hereby, which approval has not been rescinded or modified, (C) resolved to recommend this Agreement and the transactions contemplated hereby, including, the Merger to the Stockholders for approval, and (D) directed that this Agreement and the transactions contemplated hereby, including, the Merger, be submitted to the Stockholders for approval and adoption by written consent in accordance with Section 228 of the DGCL.

(iii) Voting Requirements. The affirmative vote (or written consent) of holders of a majority of the outstanding shares of Seller Common Stock, which is to be delivered pursuant to the Written Consents, is the only vote or action by written consent of the holders of any class or series of Seller capital stock necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. The Consenting Stockholders are the holders of a majority of the outstanding shares of Seller Common Stock as of the date hereof and as of the effective date of the Written Consents.

(iv) No Conflict. Except as disclosed in Section 3.1(c)(iv) of the Seller Disclosure Schedule, the execution and delivery of this Agreement and the Seller Ancillary Agreements by Seller do not, and the consummation by Seller of the transactions contemplated hereby and thereby and compliance by Seller with the provisions hereof and thereof shall not, violate any Applicable Laws, result in any violation or breach of or default (with or without notice or lapse of time, or both) under, require any consent, waiver, notice or approval under, give rise to any right of termination or cancellation or acceleration of any right or obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Seller or any of its Subsidiaries or any restriction on the conduct of Seller’s business or operations under, (A) the Seller Organizational Documents or the Seller Subsidiary Organizational Documents, (B) any Contract to which Seller or any of its Subsidiaries is a party or a Seller License or Permit or (C) subject to the governmental filings and other matters referred to in Section 3.1(c)(v), any Applicable Laws with respect to Seller or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, defaults, rights, losses, restrictions or Liens, or failure to give notices or obtain consents, waivers or approvals, which would not, individually or in the aggregate, have a Seller Material Adverse Effect.

(v) Required Filings or Consents. No consent, waiver, order, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity or any other Person is required to be made, obtained, performed or given with respect to Seller or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Seller Ancillary Agreements by Seller or the consummation by Seller of the transactions contemplated hereby or thereby, except for:

(A) the filing of a pre-merger notification and report form by Seller under the HSR Act and, to the extent applicable, all required notifications and filings under the antitrust, competition or similar laws of any foreign jurisdiction;

(B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the relevant authorities of other states in which Seller is qualified to do business;

(C) the Seller Stockholder Approval;

(D) the reports, filings, registrations, consents, approvals, permits, authorizations and/or notices with or of the FCC disclosed in Section 3.1(c)(v)(D) of the Seller Disclosure Schedule;

(E) the reports, filings, registrations, consents, approvals, permits, authorizations and/or notices with or of those state public service or public utility commissions or similar state regulatory bodies disclosed in Section 3.1(c)(v)(E) of the Seller Disclosure Schedule;

(F) the consents, approvals, orders or authorizations disclosed in Section 3.1(c)(v)(F) of the Seller Disclosure Schedule; and

(G) any consent, approval, order or authorization of, or declaration, registration or filing with, or notice to any Governmental Entity or other Person (other than any of the foregoing addressed in paragraphs (A) through (F) above), the failure of which to be made or obtained, would not, individually or in the aggregate, have a Seller Material Adverse Effect.

(d) SEC Documents; Financial Statements. Neither Seller nor any of its Subsidiaries is subject to periodic reporting requirements of the Exchange Act. Prior to the date hereof, Seller has filed with the SEC a Registration Statement on Form S-4 (Registration No. 333-141586) and a Registration Statement on Form S-1 (Registration Statement No. 333-141490) including, in each case, all exhibits and the most recently filed amendments thereto (each such Registration Statement, as most recently amended prior to the date hereof, the “Seller SEC Documents”). As of the date hereof, the Seller SEC Documents (including the financial statements of Seller included in the Seller SEC Documents) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Seller SEC Documents, and none of the Seller SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. As of the date hereof, neither of the Seller SEC Documents has been declared effective by the SEC.

(i) Seller has delivered to Buyer true and complete copies of (A) the unaudited consolidated balance sheet of Seller and its Subsidiaries as of June 30, 2007, and (B) the related unaudited statements of income and cash flows for the quarterly period ended as of such date (the “Seller Unaudited Financial Statements”). Seller has delivered to Buyer true and complete copies of (A) the audited consolidated balance sheets of Seller and its Subsidiaries as of December 31, 2006 and December 31, 2005, and (B) the related audited statements of cash flows and the related audited statements of income for the applicable periods ending on such dates (the “Seller Audited Financial Statements,” and together with the Seller Unaudited Financial Statements, the “Seller Financial Statements”).

(ii) The (A) Seller Financial Statements, (B) the financial statements of Seller included in the Seller SEC Documents and (C) the financial statements of Seller required to be provided to Buyer pursuant to Section 4.3 (the “Subsequent Seller Financial Statements”) have been or (in the case of the Subsequent Seller Financial Statements) shall be prepared from the books and records of Seller and its Subsidiaries, and fairly present or (in the case of the Subsequent Seller Financial Statements) shall fairly present, in all material respects, the consolidated financial position of Seller and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended or ending in accordance with GAAP (subject, in the case of the Seller Unaudited Financial Statements and Subsequent Seller Financial Statements for interim fiscal periods, to normal year-end audit adjustments which are not material and lack of footnote disclosure). The financial books and records of Seller and its Subsidiaries, taken as a whole, are true and correct in all material respects.

(iii) Except as reflected or reserved against in the balance sheet of Seller, dated June 30, 2007 (including the notes thereto, the “Seller Balance Sheet”), and except as disclosed in Section 3.1(d)(iii) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, known or unknown, contingent or otherwise) nor, to the Knowledge of Seller, does any basis exist therefor, other than liabilities or obligations that (A) were incurred since June 30, 2007 in the Ordinary Course of Business and, individually or in the aggregate, have not had a Seller Material Adverse Effect, (B) individually or in the aggregate, otherwise have not had a Seller Material Adverse Effect or (C) were incurred pursuant to this Agreement or the transactions contemplated hereby.

(iv) Seller has established and maintains a system of “internal control over financial reporting” (as such term is defined in paragraph (f) of Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Seller’s assets. To the Knowledge of Seller, there are no “material weaknesses” (as defined by the Public Company Accounting Oversight Board) or series of multiple “significant deficiencies” (as defined by the Public Company Accounting Oversight Board) that are reasonably likely to collectively represent a “material weakness” in the design or operation of Seller’s internal control over financial reporting.

(v) Section 3.1(d)(v) of the Seller Disclosure Schedule sets forth a true and complete list of all Indebtedness of Seller and any of its Subsidiaries as of the date hereof.

(e) Information Supplied. None of the information supplied or to be supplied by or on behalf of Seller for inclusion in (i) the registration statement on Form S-4 to be filed with the SEC by Buyer in connection with the issuance of Buyer Common Stock in the Merger (including any amendments or supplements thereto, the “Form S-4”) shall, at the time the Form S-4 is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) the proxy statement relating to the Buyer Stockholders Meeting (such proxy statement, together with the prospectus relating to the registration and issuance of shares of Buyer Common Stock to the Stockholders, as amended or supplemented from time to time, collectively, the “Proxy Statement/Prospectus”), shall, at the date it is first mailed to the Stockholders or Buyer Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by Seller with respect to information or statements made in the Form S-4 or the Proxy Statement/Prospectus which were not supplied by or on behalf of Seller for use therein.

(f) Absence of Certain Changes or Events.

(i) Since June 30, 2007 through the date hereof, and except as and to the extent disclosed in Section 3.1(f) of the Seller Disclosure Schedule or the Seller SEC Documents and except for liabilities incurred pursuant to this Agreement or the transactions contemplated hereby:

(A) Seller and its Subsidiaries have conducted their business only in the Ordinary Course of Business;

(B) there has not been any split, combination or reclassification of any of the capital stock of Seller or any of its Subsidiaries or any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, in lieu of or in substitution for, shares of capital stock of Seller or any of its Subsidiaries;

(C) except as disclosed in the Seller Financial Statements, there has not been any change in financial accounting methods, principles or practices by Seller or any of its Subsidiaries;

(D) there has not been any action taken by Seller or any of its Subsidiaries that, if taken during the period from the date hereof through the Effective Time, would constitute a breach of Section 4.1(a), other than actions in connection with entering into this Agreement;

(E) neither Seller nor any of its Subsidiaries has sold or transferred any of its material assets, including any sale, license or lease of any material indefeasible rights of use of capacity or infrastructure (“IRUs”), or cancelled any material debts or claims or waived any material rights; and

(F) neither Seller nor any of its Subsidiaries has discontinued the offering of any material services or products.

(ii) Since June 30, 2007 through the date hereof, there have not been any changes, circumstances or events that, individually or in the aggregate, have had, or would reasonably be expected to have, a Seller Material Adverse Effect.

(g) Compliance with Applicable Laws; Permits; Litigation. Except as may be disclosed in Section 3.1(g) of the Seller Disclosure Schedules or the Seller SEC Documents:

(i) Seller and its Subsidiaries hold all authorizations, permits, licenses, certificates, easements, concessions, franchises, variances, exemptions, orders, consents, registrations, approvals and clearances of all Governmental Entities and third Persons which are required for Seller and its Subsidiaries to own, lease and operate its properties and other assets and to carry on their respective businesses (collectively, the “Seller Licenses or Permits”), and all Seller Licenses or Permits are valid and in full force and effect, except where the failure to have, or the suspension or cancellation of, or the failure to be valid or in full force and effect of, any such Seller Licenses or Permits, would not, individually or in the aggregate, have a Seller Material Adverse Effect.

(ii) Seller and its Subsidiaries are, and have been at all times since January 1, 2006, in compliance with the terms of the Seller Licenses or Permits and in compliance with all Applicable Laws relating to Seller and its Subsidiaries or their respective businesses, assets or properties, except where the failure to be in compliance with the terms of the Seller Licenses or Permits or such Applicable Laws would not, individually or in the aggregate, have a Seller Material Adverse Effect. Since January 1, 2006, neither Seller nor any of its Subsidiaries has received any written notification from any Governmental Entity (A) asserting that Seller or any of its Subsidiaries is not in compliance with, or at any time since such date has failed to comply in any material respect with Applicable Laws or (B) threatening to revoke any of the material Seller Licenses or Permits, nor, in each case, to the Knowledge of Seller, does any basis exist therefor. As of the date hereof, no investigation or review by any Governmental Entity is pending or, to the Knowledge of Seller, is threatened against Seller or any of its Subsidiaries.

(iii) No material action, audit, demand, claim, suit, proceeding or investigation by any Governmental Entity, and no material suit, action, mediation, arbitration or proceeding by any Person, against or affecting Seller or any of its Subsidiaries or any of their respective properties, including Intellectual Property of Seller and its Subsidiaries, is pending or, to the Knowledge of Seller, threatened, and no material unresolved claim or dispute exists between Seller or any of its Subsidiaries and any Person.

(iv) Neither Seller nor any of its Subsidiaries is subject to any material outstanding order, injunction or decree.

(v) There are no material unresolved complaints, claims or disputes, or litigation or, to the Knowledge of Seller, threatened litigation, between Seller or any of its Subsidiaries, on the one hand, and any inter-exchange carrier, local exchange carrier, wireless carrier, Voice Over Internet Protocol provider or other provider, on the other hand, challenging any access charges or other inter-carrier compensation billed, allegedly owed, or paid, by or to Seller or any of its Subsidiaries for the origination or termination of any interstate, intrastate, or local telecommunications traffic, including any traffic received from or delivered to any third-party carrier or provider or its end users.

(vi) No material Seller Licenses or Permits shall be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement, provided, that the notices and approvals disclosed in Section 3.1(c)(v) of the Seller Disclosure Schedule have been given or received, as appropriate.

(vii) The revenues, expenses, assets and liabilities on the books of Seller and any of its Subsidiaries (including any related adjustments or reserves) accurately reflect, in accordance with GAAP, the reasonable likelihood and extent, under applicable tariffs, agreements and Communications Laws, that any intercarrier compensation billed or anticipated by Seller or its Subsidiaries shall be collected, and the reasonable likelihood that, and the extent to which, Seller or its Subsidiaries shall be required to pay any intercarrier compensation (whether or not already billed or claimed), including whether Seller or its Subsidiaries shall be required to refund any material intercarrier compensation amounts previously billed and collected or anticipated to be billed and collected by Seller or its Subsidiaries as a result of their operations.

Nothing in this Section 3.1(g) addresses matters related to Taxes, which matters are addressed exclusively in Section 3.1(j).

(h) Labor and Other Employment Matters. Except as may be disclosed in the Seller SEC Documents:

(i) neither Seller nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement;

(ii) Seller and its Subsidiaries are in compliance in all material respects with all Applicable Laws respecting employment and employment practices and terms and conditions of employment;

(iii) neither Seller nor any of its Subsidiaries has received notice of any material charge or complaint against Seller or any of its Subsidiaries pending before the Equal Employment Opportunity Commission or any other Governmental Entity regarding an unlawful employment practice or received notice of any charge or complaint against Seller or any of its Subsidiaries pending before the National Labor Relations Board;

(iv) no labor strike, lockout, slowdown or stoppage is pending or, to the Knowledge of Seller, threatened or being carried out against Seller or its Subsidiaries; and

(v) neither Seller nor any of its Subsidiaries has received written notice that any representation or certification petition respecting the employees of Seller or its Subsidiaries has been filed with the National Labor Relations Board or analogous Governmental Entity.

(i) Benefit Plans. With respect to subsections (ii) through (vii) of this Section 3.1(i) only, except as may be disclosed in the Seller SEC Documents:

(i) Section 3.1(i) of the Seller Disclosure Schedule sets forth a true and complete list of each material bonus, pension, profit sharing, deferred compensation, supplemental retirement, incentive compensation, stock ownership, stock purchase, stock option or other equity compensation, phantom stock, stock-related or performance award, retirement, vacation, severance or termination pay, change in control, retention, disability, death benefit, hospitalization, medical, life insurance, loan, disability, and other similar material plan, agreement, policy or arrangement, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA and any employment agreement, consulting agreement, termination or severance agreement and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Seller or any of its ERISA Affiliates, or to which Seller or any of its ERISA Affiliates is party, whether written or oral, for the benefit of any current or former employee, officer or director of Seller or any of its Subsidiaries (the foregoing, without regard to materiality, the “Seller Benefit Plans”). With respect to the Seller Benefit Plans, no event has occurred, and there exists no condition or set of circumstances, which, individually or in the aggregate, has had or would reasonably be expected to have a Seller Material Adverse Effect. Neither Seller nor any of its Subsidiaries nor, to the Knowledge of Seller, any other Person, has any express commitment, whether legally enforceable or not, to modify, change or terminate any Seller Benefit Plan, other than with respect to a modification, change or termination required by or to ensure compliance with ERISA or the Code, or any other Applicable Laws or administrative changes that do not increase the liabilities or obligations of Seller or any of its Subsidiaries under any such plans. None of the Seller Benefit Plans is subject to Title IV or Section 302 of ERISA or Section 412 of the Code nor has Seller or any of its ERISA Affiliates incurred nor does Seller or any of its ERISA Affiliates reasonably expect to incur any liability pursuant to Title IV of ERISA, whether contingent or otherwise.

(ii) Seller has made available to Buyer, to the extent applicable, correct and complete copies of the following: (A) the Seller Benefit Plans (or to the extent no such copy exists, an accurate written description thereof); (B) the annual report (Form 5500) filed with the IRS for the last two plan years; (C) the most recently received IRS determination letter or opinion letter, if any, relating to a Seller Benefit Plan; (D) the most recently prepared actuarial report or financial statement, if any, relating to a Seller Benefit Plan; (E) the most recent summary plan description, if any, for such Seller Benefit Plan and all modifications thereto; and (F) all material correspondence with the Department of Labor or the IRS with respect to any Seller Benefit Plan.

(iii) Each Seller Benefit Plan is and has been, in all material respects, administered and operated in accordance with its terms and Applicable Laws, including but not limited to ERISA and the Code. Each Seller Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code, and, to the Knowledge of Seller, no condition exists that would reasonably be expected to adversely affect such qualification. Each Seller Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been maintained and administered in good faith compliance with the requirements of Section 409A of the Code and any regulations or other guidance issued thereunder.

(iv) No written or, to the Knowledge of Seller, oral representation or commitment with respect to any material aspect of any Seller Benefit Plan has been made on behalf of Seller or any of its Subsidiaries or its or their respective Affiliates to an employee or former employee of Seller or any of its Subsidiaries by an authorized Seller employee that is not materially in accordance with the written or otherwise pre-existing terms and provisions of such Seller Benefit Plan.

(v) There are no unresolved claims or disputes under the terms of, or in connection with, any Seller Benefit Plan (other than routine claims for benefits that are, individually and in the aggregate, less than $1,000,000), and no action, legal or otherwise, has been commenced or, to the Knowledge of Seller, threatened with respect to any claim or otherwise in connection with a Seller Benefit Plan (other than routine claims for benefits that are, individually and in the aggregate, less than $1,000,000).

(vi) No Seller Benefit Plan provides health benefits (whether or not insured) with respect to employees or former employees of Seller or any of its Subsidiaries after retirement or other termination of service, other than coverage mandated by Applicable Laws or benefits the full cost of which is borne by the employee or former employee.

(vii) Neither the negotiation and execution of this Agreement nor the consummation of the transactions contemplated hereby shall (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Seller Benefit Plan that shall or may result in any payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting (or acceleration or continuation thereof), distribution, increase in benefits or obligation to fund benefits with respect to any employee or former employee of Seller or any of its Subsidiaries or limit the ability to amend or terminate any Seller Benefit Plan or related trust. There is no Contract with an employee or former employee of Seller to which Seller or any of its Subsidiaries is a party as of the date of this Agreement that, individually or collectively and as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), could give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

(viii) Neither Seller nor any Affiliate of Seller is under any obligation to provide any Seller Officer with a gross-up or similar payment for the amount of any Taxes that may become due, including as a result of Section 280G or Section 4999 of the Code (a “Gross-Up Payment”). Neither Seller nor any Affiliate of Seller is under any obligation to provide a Gross-Up Payment to any other current or former employee other than Gross-Up Payments to all such non-Seller Officer employees that do not exceed $1,000,000 in the aggregate.

(j) Taxes. Except as may be disclosed in the Seller SEC Documents or in Section 3.1(j) of the Seller Disclosure Schedule:

(i) Each of Seller and its Subsidiaries has (A) duly and timely filed (or there have been filed on its behalf) all material Tax Returns required to be filed by it (taking into account all applicable extensions) with the appropriate Tax Authority and all such Tax Returns are true, correct and complete in all material respects, (B) timely paid in full all material Taxes required to be paid by it, other than such Taxes disclosed in Section 3.1(j) of the Seller Disclosure Schedule that are being contested in good faith and for which Seller or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP, and (C) made adequate reserve in accordance with GAAP (or there has been paid or provision has been made on its behalf) for the payment of all material Taxes not yet due.

(ii) There are no material Liens for Taxes upon any property or assets of Seller or any of its Subsidiaries, except for Liens for Taxes not yet due and payable or for which adequate reserves have been provided in accordance with GAAP in the most recent financial statements contained in the Seller Financial Statements filed prior to the date of this Agreement.

(iii) There is no audit, examination, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes or Tax Return of Seller or any of its Subsidiaries. Neither Seller nor any of its Subsidiaries has received written notice of any claim made by a Governmental Entity in a jurisdiction where Seller or any of its Subsidiaries, as applicable, does not file a Tax Return, that Seller or such Subsidiary is or may be subject to taxation by that jurisdiction.

(iv) No material deficiency for any amount of Tax has been asserted by any Tax Authority in writing against Seller or any of its Subsidiaries, except for deficiencies that have been satisfied by payment, that have been settled or withdrawn or that are disclosed in Section 3.1(j) of the Seller Disclosure Schedule.

(v) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against Seller or any of its Subsidiaries, and no power of attorney granted by either Seller or any of its Subsidiaries with respect to any Taxes is currently in force.

(vi) Neither Seller nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of Taxes (other than any agreements solely between or among Seller and its Subsidiaries), and neither Seller nor any of its Subsidiaries has any liability for the Taxes of any Person (other than Seller or any of its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(vii) Neither Seller nor any of its Subsidiaries has (A) agreed to make nor is it required to make any material adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; or (B) constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (1) in the two (2) years prior to the date of this Agreement or (2) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

(viii) No closing agreements, private letter rulings, technical advice memoranda or similar agreement or ruling have been entered into or issued by any Tax Authority with respect to Seller or any of its Subsidiaries within five years of the date of this Agreement, and no such agreement or ruling has been applied for and is currently pending.

(ix) Seller and each of its Subsidiaries have complied in all material respects with all Applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442 and 3406 of the Code or similar provisions under any foreign laws) and have, within the time and in the manner required by law, withheld from employee wages and paid over to the proper Governmental Entity all material amounts required to be so withheld and paid over under all Applicable Laws.

(x) None of Seller nor any of its Subsidiaries shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any change in the method of accounting for a taxable period or portion thereof ending on or prior to the Closing Date.

(xi) Section 382(l)(5)(A) of the Code is applicable to the ownership change (within the meaning of Section 382(g)(1) of the Code (i.e., more than a 50 percentage point change)) of Seller that occurred on January 6, 2006, and Seller has not elected and, without the advance written consent of Buyer, shall not elect under Section 382(l)(5)(H) not to have the provisions of Section 382(l)(5)(A) apply with respect to the January 6, 2006 ownership change.

(xii) There has been no ownership change of Seller (within the meaning of Section 382(g)(1) of the Code (i.e., more than a 50 percentage point change)) during the period since the January 6, 2006 ownership change (which period as of the

Closing Date shall be no shorter than the two (2) year period described in Section 382(l)(5)(D) of the Code), other than the ownership change of Seller that shall occur as a result of the Merger.

(xiii) Each of Seller and each of its Subsidiaries has collected all material sales, use and value added Taxes required to be collected, and has remitted on a timely basis such amounts to the appropriate taxing authorities, or has been furnished properly completed exemption certificates.

(xiv) Neither Seller nor any of its Subsidiaries has entered into any transactions that are or would be part of any “reportable transaction” under Section 6011, 6111 or 6112 of the Code (or any similar provision under any state or local law).

(k) Affiliate Transactions.

(i) Except as may be disclosed in the Seller SEC Documents and Section 3.1(k)(i) of the Seller Disclosure Schedule, (A) there are no currently effective transactions, arrangements or Contracts between Seller and its Subsidiaries, on the one hand, and its Affiliates (other than its wholly-owned Subsidiaries) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act, assuming Seller was subject to such regulation, and (B) Seller is not subject to any binding obligations with respect to any such transactions, arrangements or Contracts.

(ii) Except as may be disclosed in the Seller SEC Documents, there are no personal loans, within the meaning of SOX, outstanding pursuant to which Seller or any of its Subsidiaries has extended credit to any executive officer or director of Seller or any of its Subsidiaries.

(l) Environmental Matters.

(i) Except as may be disclosed in the Seller SEC Documents, (A) the operations of Seller and its Subsidiaries are, and have been in compliance in all material respects with all applicable Environmental Laws, including possession and compliance with the terms of all licenses, permits, registrations, approvals, certifications and consents required by Environmental Laws, (B) there are no pending or, to the Knowledge of Seller, threatened suits, actions, investigations or proceedings under or pursuant to Environmental Laws against Seller or any of its Subsidiaries or involving any real property currently owned, operated or leased by Seller or any of its Subsidiaries, and to the Knowledge of Seller, no such suits actions, investigations or proceedings are pending or threatened involving any real property formerly owned, operated or leased by Seller or any of its Subsidiaries or other sites at which Hazardous Materials were disposed of or allegedly disposed of by Seller or any of its Subsidiaries and (C) Seller and its Subsidiaries are not subject to and have received no written allegations of any Environmental Liabilities, and there are no facts, circumstances or conditions of which Seller is aware that have resulted in or would reasonably be expected to result in Environmental Liabilities to Seller or any of its Subsidiaries.

(ii) A list of all Seller Licenses or Permits required under Environmental Laws and held by Seller or any of its Subsidiaries is disclosed in Section 3.1(l)(ii) of the Seller Disclosure Schedule. All such Seller Licenses or Permits are transferable and none require consent, notification, or other action to remain in full force and effect following consummation of the transactions contemplated hereby.

(iii) Seller has furnished to Buyer copies of all environmental assessments, reports, audits and other documents in its possession or under its control that relate to compliance by Seller or any of its Subsidiaries with Environmental Laws or the environmental condition of any other real property that Seller or any of its Subsidiaries currently or formerly have owned, operated, or leased. Any information Seller or any of its Subsidiaries has furnished to Buyer concerning the environmental condition of any real property and the operations of Seller or any of its Subsidiaries related to compliance with Environmental Laws is accurate and complete.

(iv) No authorization, notification, recording, filing, consent, waiting period, clean-up, investigation or approval is required under any Environmental Law in order to consummate the Merger or the other transactions contemplated hereby.

(m) Intellectual Property. Except as may be disclosed in the Seller SEC Documents with respect to the matters set forth in this Section 3.1(m) (other than matters set forth in Section 3.1(m)(i)):

(i) Section 3.1(m)(i) of the Seller Disclosure Schedule sets forth a true and complete list of all material Intellectual Property registrations and applications for registration owned by Seller or any of its Subsidiaries.

(ii) Seller or a Subsidiary of Seller is the sole and exclusive owner of or has a valid license to use or otherwise possess, free and clear of all Liens except Permitted Liens, all material Intellectual Property used in or necessary for the conduct of its business as currently conducted.

(iii) All material Intellectual Property disclosed in Section 3.1(m)(i) of the Seller Disclosure Schedule is, and, to the Knowledge of Seller, all Intellectual Property disclosed in Section 3.1(m)(i) of the Seller Disclosure Schedule is, valid, enforceable, in full force and effect and has not been abandoned or cancelled, and no claims are pending or, to the Knowledge of Seller, have been threatened challenging the validity of the Intellectual Property disclosed in Section 3.1(m)(i) of the Seller Disclosure Schedule or Seller’s and its Subsidiaries’ ownership thereof.

(iv) Seller or a Subsidiary of Seller has the right to bring actions for the infringement, misappropriation or other violation of all material Intellectual Property owned by Seller or its Subsidiaries.

(v) The conduct of the business and operations of Seller and its Subsidiaries does not infringe or otherwise conflict in any material respect with the rights of any Person in respect of any Intellectual Property and no claim has been made, is pending, or, to the Knowledge of Seller, is threatened that the business and operations of Seller and its Subsidiaries violates the Intellectual Property rights of any Person; and no licensing requests or other demands or notices of any kind have been made to Seller or its Subsidiaries with respect to Intellectual Property used by Seller or its Subsidiaries in their business and operations.

(vi) None of the material Intellectual Property owned by Seller or its Subsidiaries is being infringed or otherwise violated by a third Person, no claims, suits, arbitrations or other adversarial proceedings with respect to material Intellectual Property have been brought or threatened against any Person by Seller or any of its Subsidiaries, and none of the Intellectual Property owned by Seller or any of its Subsidiaries is subject to any outstanding order by or with any court, tribunal, arbitrator or other Governmental Entity.

(vii) Seller and its Subsidiaries have taken all actions reasonably necessary to ensure full ownership (including by assignment from employees and from other Persons performing services for Seller or any of its Subsidiaries), protection and enforceability of all material Intellectual Property owned by Seller or its Subsidiaries under any Applicable Laws (including making and maintaining in full force and effect all necessary filings, registrations and issuances).

(viii) Seller and its Subsidiaries have taken all actions reasonably necessary to maintain the secrecy of all non-public material Intellectual Property, including trade secrets, used in the business of Seller and its Subsidiaries (including requiring the execution of confidentiality agreements by employees or any other Person to whom such Intellectual Property has been made available).

(ix) The consummation of the transactions contemplated by this Agreement shall not result in the loss or impairment of or payment of any additional amounts with respect to the right of Seller or any of its Subsidiaries to own or use any material Intellectual Property.

(n) Compliance with Communications Laws. Except as may be disclosed in the Seller SEC Documents:

(i) The operations of Seller and its Subsidiaries are in compliance in all material respects with the terms and conditions of the Communications Act, applicable state laws and the published rules and regulations and policies promulgated thereunder by any Governmental Entity (collectively, the “Communications Laws”), and neither Seller nor its Subsidiaries has done anything or failed to do anything which reasonably would be expected to cause the loss of any Seller Licenses or Permits granted pursuant to applicable Communications Laws.

(ii) Other than those listed in Section 3.1(n)(ii) of the Seller Disclosure Schedule, no material petition, action, investigation, notice of violation or apparent liability, notice of forfeiture, order to show cause, complaint, or proceeding seeking to revoke, reconsider the grant of, cancel, suspend, or modify any of the Seller Licenses or Permits granted pursuant to applicable Communication Laws is pending or, to the Knowledge of Seller, threatened before any Governmental Entity. No notices have been received by and no claims have been filed against Seller or its Subsidiaries alleging failure to hold any requisite permits, regulatory approvals, licenses and other authorizations issued pursuant to applicable Communications Laws.

(o) Brokers. Except for fees payable to Deutsche Bank Securities, Inc. and Jefferies & Company, Inc., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller. Seller has previously delivered to Buyer a true and complete copy of the engagement letter between each of Deutsche Bank Securities, Inc. and Jefferies & Company, Inc. and Seller.

(p) Opinion of Financial Advisors. Seller has received the opinion of its financial advisor, Deutsche Bank Securities, Inc., dated on or before the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of Seller Common Stock.

(q) Contracts.

(i) Except as may be disclosed in the Seller SEC Documents or except as disclosed in Section 3.1(q) of the Seller Disclosure Schedule, none of Seller nor any of its Subsidiaries is a party to or bound by any: (A) Contract that would be required to be filed by Seller with the SEC pursuant to Item 601(b) (1), (2), (4) or (10) of Regulation S-K under the Securities Act or Item 1.01 or 5.02 of Form 8-K under the Exchange Act, assuming Seller was subject to such statutes; (B) Contract with respect to material partnerships, joint ventures, acquisitions or dispositions; (C) Contract containing covenants of Seller or any of its Subsidiaries purporting to limit in any material respect any material line of business, industry or geographical area in which Seller or its Subsidiaries may operate or granting material exclusive rights to the counterparty thereto; (D) Contract that, individually or in the aggregate with other Contracts, would or would reasonably be expected to prevent, materially delay or materially impede Seller’s ability to timely consummate the Merger or the other transactions contemplated by this Agreement; (E) indenture, mortgage, loan, guarantee or credit Contract under which Seller or any Subsidiary of Seller has outstanding Indebtedness or any outstanding note, bond, indenture or other evidence of Indebtedness or otherwise or any guaranteed Indebtedness of others, in each such case, for or guaranteeing an amount in excess of $500,000; (F) Contract relating to (1) the sale, outbound license, or outbound lease by Seller or any of its Subsidiaries of any IRUs or peering arrangements that involve future payments to Seller or any of its Subsidiaries in excess of $500,000 or (2) the purchase, inbound license, or inbound lease by Seller or any of its Subsidiaries of any IRUs or peering arrangements involving future payments by Seller or any of its Subsidiaries in excess of $500,000; (G) Contract specifically concerning Intellectual Property that is material to the business of

Seller and its Subsidiaries, taken as a whole; (H) Contract containing a minimum purchase commitment of Seller or any Subsidiary in excess of $500,000 in any 12-month period; or (I) Contract containing a minimum purchase commitment of any customer of Seller or any Subsidiary in excess of $750,000 in any 12-month period. Each such Contract described in clauses (A)-(I), and any material IRUs or peering arrangements (whether or not required to be listed in Section 3.1(q) of the Seller Disclosure Schedule) is referred to herein as a “Seller Material Contract.”

(ii) Each of the Seller Material Contracts is valid and binding on Seller and each of its Subsidiaries party thereto and, to the Knowledge of Seller, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, have a Seller Material Adverse Effect. There is no default under any Seller Material Contract either by Seller or any of its Subsidiaries party thereto or, to the Knowledge of Seller, by any other party thereto, and no event has occurred that with notice or lapse of time or both would constitute a default thereunder by Seller or any of its Subsidiaries party thereto or, to the Knowledge of Seller, any other party thereto, in each case except for such defaults which would not, individually or in the aggregate, have a Seller Material Adverse Effect. Seller has not received any notice of alleged default or breach under any Seller Material Contract. Complete and correct copies of each Seller Material Contract (including any exhibits, annexes, attachments, supplements, amendments or modifications thereto), have been delivered or made available to Buyer prior to the date hereof.

(r) Real Property. Seller and its Subsidiaries, as applicable, own (i) good and valid title to the Owned Real Property and (ii) except as would not, individually or in the aggregate, have a Seller Material Adverse Effect, valid and enforceable leasehold interests with respect to the Leased Real Property, in each case subject to the Permitted Liens. All buildings, structures, fixtures and improvements with respect to the Owned Real Property and the Leased Real Property (the “Improvements”) of Seller and its Subsidiaries are in good repair and operating condition, subject only to ordinary wear and tear and to defects, damage and imperfections that are immaterial to Seller and its Subsidiaries, taken as a whole, and are in all material respects adequate and suitable for the purposes for which they are presently being used or held for use, and to the Knowledge of Seller, there are no facts or conditions affecting any of such Improvements that, in the aggregate, would reasonably be expected to interfere with the current use, occupancy or operation thereof.

(s) Right-of-Way Agreements and Network Facilities. Except as may be disclosed in the Seller SEC Documents or in Section 3.1(s) of the Seller Disclosure Schedule:

(i) (A) Each right-of-way agreement, license agreement or other agreement permitting or requiring Seller or any of its Subsidiaries to lay, build, operate, maintain or place cable, wires, conduits or other equipment and facilities over land, underwater or underground that is material to the business of Seller and its Subsidiaries, taken as a whole, (each, a “Right-of-Way Agreement”) is valid, legally binding, enforceable and in full force and effect, (B) neither Seller nor any of its Subsidiaries is in breach of or default under any Right-of-Way Agreement, (C) no event has occurred which, with notice or lapse of time, would constitute a breach or default by Seller or any of its Subsidiaries or permit termination, modification or acceleration by any third party under any Right-of-Way Agreement and (D) no third party has repudiated or has the right to terminate or repudiate any Right-of-Way Agreement.

(ii) Neither Seller nor any of its Subsidiaries is in violation of any Applicable Laws which, individually or in combination with any others, would materially and adversely affect the ability of Seller or any of its Subsidiaries to use any of the material rights associated with the Right-of-Way Agreements, taken as a whole, in the manner and scope in which such rights are now being used.

(iii) All Owned Network Facilities and Leased Network Facilities: (A) are in all material respects in good working order and condition and are without any material defects (“Good Condition”) individually and in combination; (B) are, individually and in combination, operated, installed, and maintained by Seller, its Subsidiaries, or their contractors in a manner that is in compliance in all material respects with (1) generally accepted industry standards for the United States telecommunications industry (“Industry Standards”), (2) performance requirements in service agreements with customers of Seller and its Subsidiaries (“Customer Requirements”), and (3) all Applicable Laws, and (C) comply, individually and in combination, in all material respects with applicable performance standards.

(iv) Seller owns, free and clear of all Liens, other than Permitted Liens, all right, title and interest in Owned Network Facilities and shall maintain such right, title and interest through the Closing Date. No third Person may revoke or otherwise encumber or interfere with such right, title, and interest.

(v) Each agreement under which third Persons provide material Network Facilities, including leases, licenses, IRUs and Right-of-Way Agreements (a “Network Facility Agreement”), to which Seller and its Subsidiaries is a party, is a valid, legally binding and enforceable agreement and is in full force and effect, and neither Seller nor any of its Subsidiaries is in breach of or default under any Network Facility Agreement, (A) no event has occurred which, with notice or lapse of time, would constitute a breach or default by Seller or any of its Subsidiaries or permit termination, revocation, other interference with performance of, modification or acceleration by any third party of any Network Facility Agreement, and (B) no third Person has repudiated, revoked, terminated, or otherwise interfered with performance of or has the right to terminate, repudiate, revoke, or otherwise interfere with the performance of any Network Facility Agreement.

(t) Insurance. All material insurance policies of Seller and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of Seller reasonably has determined to be prudent in accordance with industry practices or as is required by Applicable Laws. Neither Seller nor any of its Subsidiaries is in material breach or default, and neither Seller nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of any of the material insurance policies of Seller and its Subsidiaries. True and complete copies of all such material insurance policies have been made available to Buyer.

(u) Customers and Suppliers. Except as set forth on Section 3.1(u) of the Seller Disclosure Schedule:

(i) Neither (A) Seller nor any of its Subsidiaries has received written notice from any customer, or group of customers that are under common ownership or control, that (1) accounted for at least $750,000 of the aggregate products and services furnished by Seller and its Subsidiaries in the fiscal year ended December 31, 2006, or (2) is expected, to the Knowledge of Seller, to account for at least $750,000 of the aggregate products and services to be furnished by Seller and its Subsidiaries in the fiscal year ending December 31, 2007, in each case, that such customer (or such group of customers) has stopped or intends to stop purchasing, or has reduced or shall reduce purchases of, or has sought or is seeking to reduce the price it shall pay for, the products or services of Seller or its Subsidiaries, nor (B) has Seller or any of its Subsidiaries received written notice from any supplier, or group of suppliers that are under common ownership or control, that (1) accounted for at least $1,000,000 of the aggregate goods and services purchased by Seller or any of its Subsidiaries in the fiscal year ended December 31, 2006, or (2) is expected, to the Knowledge of Seller, to account for at least $1,000,000 of the aggregate goods and services purchased by Seller and any of its Subsidiaries in the fiscal year ending December 31, 2007, in each case, that such supplier (or such group of suppliers) has stopped or intends to stop providing goods or services to Seller or any of its Subsidiaries, or has materially reduced or shall materially reduce the supply of, or has sought or is seeking to materially increase the price it charges for, goods or services supplied to Seller or any of its Subsidiaries.

(ii) Except for requests for call detail records for billing purposes, neither Seller nor any of its Subsidiaries is involved in any dispute with, or has received any written notice of an intention to dispute from, or has received any request for audit, accounting or review from, any Person (including a group of Persons that are under common ownership or control) with whom Seller or any of its Subsidiaries does business, (A) with respect to any customer, or group of customers that are under common ownership or control, which involves an aggregate amount in excess of $1,000,000 as of the date hereof, or (B) with respect to any supplier, or group of suppliers that are under common ownership or control, which involves an aggregate amount in excess of $1,000,000 relating to any transactions or commitments made, or any contracts or agreements entered into, by Seller or any of its Subsidiaries, on one hand, and such Person, on the other hand.

(v) Title to Property. Each of Seller and its Subsidiaries has good, valid and marketable title to each item of material owned personal property free and clear of all Liens other than Permitted Liens.

(w) State Takeover Statutes. The restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL and any other “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under the laws of the State of Delaware or other Applicable Laws are inapplicable to the Merger or any of the other transactions contemplated under this Agreement. Neither Seller nor any of its Affiliates is or has been an “interested stockholder” of Buyer (as such term is defined in Section 203 of the DGCL).

(x) Consenting Stockholders. Each Consenting Stockholder is (i) an executive officer, Affiliate or director of Seller or the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 5% or more of the outstanding Seller Common Stock and (ii) an accredited investor (as defined in Rule 501(a) under the Securities Act).

SECTION 3.2. Representations and Warranties of Buyer and Merger Sub. Except as disclosed in the disclosure schedule dated as of the date hereof and delivered by Buyer and Merger Sub to Seller concurrently with or prior to the execution and delivery by Buyer and Merger Sub of this Agreement, which shall make reference to the particular section or subsection of this Agreement to which exception is being taken (it being agreed that any information disclosed in one section of such disclosure schedule shall be deemed to apply to each other section thereof to which its relevance is reasonably apparent) (the “Buyer Disclosure Schedule”), Buyer represents and warrants to Seller as follows:

(a) Organization, Standing and Corporate Power. Each of Buyer and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is incorporated or otherwise organized and has the requisite corporate (or similar) power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as currently conducted, except for those jurisdictions in which the failure to have such power, authority or government approvals and to be so organized, existing or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Buyer and its Subsidiaries, taken as a whole (a “Buyer Material Adverse Effect”). Each of Buyer and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing would not have a Buyer Material Adverse Effect.

(b) Capital Structure.

(i) As of the date hereof, the authorized capital stock of Buyer consists of 300,000,000 shares of Buyer Common Stock and 20,000,000 shares of Preferred Stock, par value $0.01 per share (the “Buyer Preferred Stock”). At the close of business on August 31, 2007, (A) 102,071,532 shares of Buyer Common Stock were issued and outstanding; (B) 100,579 shares of Buyer Common Stock were held by Buyer in its treasury; (C) no shares of Buyer Preferred Stock were issued and outstanding; (D) 12,839,935 shares of Buyer Common Stock were reserved for issuance in respect of outstanding options to acquire Buyer Common Stock issued under equity compensation plans of Buyer and its Subsidiaries (the “Buyer Plan Options”); (E) 22,746 shares of Buyer Common Stock were reserved for issuance in respect of outstanding options to acquire Buyer

Common Stock (in addition to the shares reserved in respect of outstanding Buyer Plan Options) (together with the Buyer Plan Options, the “Buyer Options”); (F) 7,498,938 shares of Buyer Common Stock were reserved for issuance in respect of outstanding Buyer restricted stock unit awards issued under equity compensation plans of Buyer and its Subsidiaries; and (G) 2,421,088 shares of Buyer Common Stock were reserved for issuance in respect of outstanding warrants to purchase Buyer Common Stock. As of the date hereof, each outstanding share of capital stock of Buyer is duly authorized, validly issued, fully paid, nonassessable and free of preemptive or similar rights.

(ii) All shares of Buyer Common Stock subject to issuance pursuant to this Agreement, upon issuance on the terms and conditions specified herein, shall be duly authorized, validly issued, fully paid and nonassessable and free of preemptive or similar rights.

(iii) No Voting Debt of Buyer is issued or outstanding as of the date hereof.

(iv) As of the date hereof, except as disclosed in Section 3.2(b)(iv) of the Buyer Disclosure Schedule or as may be disclosed in the Buyer SEC Documents, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Buyer or any of its Subsidiaries is a party or by which any of them is bound obligating Buyer or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt or other voting securities of Buyer or any of its Subsidiaries, or obligating Buyer or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date hereof, all outstanding shares of Buyer Common Stock, all outstanding Buyer Options and all outstanding shares of capital stock of each Subsidiary of Buyer have been issued and granted in compliance in all material respects with (A) all applicable securities laws and all other Applicable Laws and (B) all requirements set forth in applicable material Contracts.

(v) As of the date hereof, except as disclosed in Section 3.2(b)(v) of the Buyer Disclosure Schedule or as may be disclosed in the Buyer SEC Documents, neither Buyer nor any of its Subsidiaries is a party to any currently effective Contract (A) restricting the purchase or transfer of, (B) relating to the voting of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring registration of or (E) granting any preemptive or antidilutive rights with respect to any capital stock of Buyer or any of its Subsidiaries or any securities of the type referred to in Section 3.2(b)(iv).

(vi) Merger Sub was formed at the direction of Buyer prior to the date hereof, solely for the purposes of effecting the Merger and the other transactions contemplated hereby. Except as required by or provided for in this Agreement, Merger Sub (A) does not hold, nor has it held, any assets, (B) does not have, nor has it incurred, any liabilities other than as a guarantor of obligations under Buyer’s senior secured credit facilities and (C) has not carried on any business activities other than in connection with the Merger and the transactions contemplated hereby. All of the outstanding shares of capital stock of Merger Sub have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to any preemptive rights.

(vi) As of the date hereof, neither Buyer nor any of its Subsidiaries own any shares of capital stock of Seller or any of its Subsidiaries.

(c) Authority; Board Approval; Voting Requirements; No Conflict; Required Filings and Consents.

(i) Authority. Each of Buyer and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the Buyer Ancillary Agreements, as applicable, subject to obtaining the Buyer Stockholder Approval and subject to compliance with Section 5.14, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Except for the Buyer Stockholder Approval, the execution and delivery of this Agreement and the Buyer Ancillary Agreements by Buyer and/or Merger Sub, as applicable, and the consummation by Buyer and/or Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer and/or Merger Sub, and no other corporate proceedings on the part of Buyer and Merger Sub and, except for the Buyer Stockholder Approval and subject to compliance with Section 5.14, no stockholder votes or actions by written consent are necessary to authorize this Agreement or the Buyer Ancillary Agreements to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and Merger Sub. At Closing, the Buyer Ancillary Agreements shall be duly executed and delivered by Buyer. Assuming the due authorization, execution and delivery of this Agreement by Seller, this Agreement constitutes the legal, valid and binding obligation of each of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms, subject to Creditors’ Laws. Assuming the due authorization, execution and delivery at Closing of the Buyer Ancillary Agreements by the counterparties thereto, the Buyer Ancillary Agreements shall constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to Creditors’ Laws.

(ii) Board Approval. The Board of Directors of Buyer has (A) determined that this Agreement and the transactions contemplated hereby are advisable and fair to and in the best interests of Buyer and its stockholders, (B) duly approved this Agreement, the Merger and the other transactions contemplated hereby, which approval has not been rescinded or modified, (C) has resolved to recommend to the Buyer Stockholders that they approve the issuance of the shares of Buyer Common Stock pursuant to this Agreement and (D) directed that the issuance of the shares of Buyer Common Stock pursuant to this Agreement be submitted to the Buyer Stockholders for approval.

(iii) No Conflict. Except as disclosed in Section 3.2(c)(iii) of the Buyer Disclosure Schedule and subject to obtaining the Buyer Stockholder Approval and to compliance with Section 5.14, the execution and delivery of this Agreement by Buyer and Merger Sub do not, and the consummation by Buyer and Merger Sub of the transactions contemplated hereby and compliance by Buyer and Merger Sub with the provisions hereof shall not, violate any Applicable Laws, result in any violation or breach of or default (with or without notice or lapse of time, or both) under, require any consent, waiver, notice or approval under, give rise to any right of termination or cancellation or acceleration of any right or obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Buyer or any restriction on the conduct of Buyer’s business or operations under (A) the Buyer Organizational Documents, (B) any Contract to which Buyer is a party or any Buyer License or Permit or (C) subject to the governmental filings and other matters referred to in Section 3.2(c)(iv), any Applicable Laws with respect to Buyer or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, defaults, rights, losses, restrictions or Liens, or failure to give notices or obtain consents, waivers or approvals, which would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

(iv) Required Filings or Consents. No consent, waiver, order, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity or any other Person is required to be made, obtained, performed or given with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or Merger Sub (as applicable) or the consummation by Buyer or Merger Sub of the transactions contemplated hereby, except for:

(A) the filing of a pre-merger notification and report form by Buyer and Merger Sub under the HSR Act, and, to the extent applicable, all required notifications and filings under the antitrust, competition or similar laws of any foreign jurisdiction;

(B) the filing with the SEC of:

(1) the Form S-4;

(2) such reports and filings under Section 13(a), 13(d), 14(a), 15(d) or 16(a) of the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby;

(C) the reports, filings, registrations, consents, approvals, permits, authorizations and/or notices with or of the FCC disclosed in Section 3.2(c)(iv)(C) of the Buyer Disclosure Schedule;

(D) the reports, filings, registrations, consents, approvals, permits, authorizations and/or notices with or of those state public service or public utility commissions or similar state regulatory bodies disclosed in Section 3.2(c)(iv)(D) of the Buyer Disclosure Schedule;

(E) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the NASDAQ and the relevant authorities of other states in which Buyer or Merger Sub are qualified to do business and such filings as may be necessary in accordance with state securities or other “blue sky” laws;

(F) the consents, approvals, orders or authorizations disclosed in Section 3.2(c)(iv)(F) of the Buyer Disclosure Schedule;

(G) the Buyer Stockholder Approval; and

(H) any consent, approval, order or authorization of, or declaration, registration or filing with, or notice to any Governmental Entity (other than any of the foregoing addressed in paragraphs (A) through (G) above), the failure of which to be made or obtained would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

(d) SEC Documents; Financial Statements.

(i) Buyer has filed with the SEC all registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated by reference therein) required to be so filed by Buyer from February 28, 2007 through the date of this Agreement, including the Annual Report on Form 10-K of US LEC Corp. for the fiscal year ended December 31, 2006 filed by Buyer on behalf of US LEC Corp. pursuant to Rule 12g-3 under the Exchange Act (the “Buyer SEC Documents”). As of their respective dates, the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Buyer SEC Documents, and none of the Buyer SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Buyer SEC Document filed with the SEC prior to the date hereof.

(ii) The financial statements of Buyer included in the Buyer SEC Documents comply, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared (except, in the case of unaudited statements, as permitted by Form 10-Q or 8-K or other applicable rules of the SEC) in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of Buyer and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and the lack of footnote disclosure). The financial books and records of Buyer and its Subsidiaries, taken as a whole, are true and correct in all material respects.

(iii) Except as reflected or reserved against in the balance sheet of Buyer, dated June 30, 2007, included in the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007 (including the notes thereto, the “Buyer Balance Sheet”), and except as disclosed in Section 3.2(d)(iii) of the Buyer Disclosure Schedule, as of the date hereof, neither Buyer nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, known or unknown, contingent or otherwise) nor, to the Knowledge of Buyer, does any basis exist therefor, other than liabilities or obligations that (A) were incurred since June 30, 2007 in the ordinary course of business consistent with past practice and, individually or in the aggregate, otherwise have not had and would not reasonably be expected to have a Buyer Material Adverse Effect, (B) individually or in the aggregate, otherwise have not had and would not reasonably be expected to have a Buyer Material Adverse Effect or (C) were incurred pursuant to this Agreement or the transactions contemplated hereby.

(e) Information Supplied. None of the information supplied or to be supplied by or on behalf of Buyer or Merger Sub for inclusion or incorporation by reference in (i) the Form S-4 shall, at the time the Form S-4 is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) the Proxy Statement/Prospectus shall, at the date it is first mailed to the Stockholders or the Buyer Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus and the Form S-4 shall comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing provisions of this Section 3.2(e), no representation or warranty is made by Buyer with respect to information or statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus which were not supplied by or on behalf of Buyer or Merger Sub for use therein.

(f) Absence of Certain Changes or Events.

(i) Since June 30, 2007 through the date hereof, except as and to the extent disclosed in the Buyer SEC Documents and except for liabilities incurred pursuant to this Agreement or the transactions contemplated hereby, Buyer and its Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice.

(ii) Since June 30, 2007 through the date hereof, there have not been any changes, circumstances or events that, individually or in the aggregate, have had, or would reasonably be expected to have, a Buyer Material Adverse Effect.

(iii) Since June 30, 2007 through the date hereof, there has not been any split, combination or reclassification of any of the capital stock of Buyer or any of its Subsidiaries or any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, in lieu of or in substitution for, shares of capital stock of Buyer or any of its Subsidiaries.

(g) Compliance with Applicable Laws; Permits; Litigation. As of the date hereof, except as set forth in the Buyer SEC Documents:

(i) Buyer holds all authorizations, permits, licenses, certificates, easements, concessions, franchises, variances, exemptions, orders, consents, registrations, approvals and clearances of all Governmental Entities and third Persons which are required for Buyer to own, lease and operate its properties and other assets and to carry on their respective businesses in the manner described in the Buyer SEC Documents filed prior to the date hereof and as they are being conducted as of the date hereof (the “Buyer Licenses or Permits”), and all Buyer Licenses or Permits are valid and in full force and effect, except where the failure to have, or the suspension or cancellation of, or the failure to be valid or in full force and effect of, any such Buyer Licenses or Permits would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

(ii) Buyer is, and has been at all times since January 1, 2006, in compliance with the terms of the Buyer Licenses or Permits and all Applicable Laws relating to Buyer and its businesses, assets or properties, except where the failure to be in compliance with the terms of the Buyer Licenses or Permits or such Applicable Laws, would not, individually or in the aggregate, have a Buyer Material Adverse Effect. Since January 1, 2006, Buyer has not received any written notification from any Governmental Entity (A) asserting that Buyer is not in compliance with, or at any time since such date has failed to comply in any material respect with Applicable Laws or (B) threatening to revoke any of the material Buyer Licenses or Permits nor, to the Knowledge of Buyer, does any basis exist therefor. As of the date hereof, no investigation or review by any Governmental Entity is pending or, to the Knowledge of Buyer, is threatened in writing against Buyer.

(iii) Since the provisions of SOX first became applicable to Buyer, Buyer is, and has been, in material compliance in all material respects with the provisions of SOX applicable to it.

(iv) No material action, audit, demand, claim, suit, proceeding, requirement or investigation by any Governmental Entity, and no material suit, action, mediation, arbitration or proceeding by any Person, against or affecting Buyer or any of its properties, including Intellectual Property, is pending or, to the Knowledge of Buyer, threatened.

(v) Buyer is not subject to any material outstanding order, injunction or decree.

(h) Taxes. As of the date hereof, except as set forth in the Buyer SEC Documents, Buyer has (i) duly and timely filed (or there have been filed on its behalf) all material Tax Returns required to be filed by it (taking into account all applicable extensions) with the appropriate Tax Authority and all such Tax Returns are true, correct and complete in all material respects, (ii) timely paid in full all material Taxes required to be paid by it, other than such Taxes disclosed in Section 3.2(h) of the Buyer Disclosure Schedule that are being contested in good faith and for which Buyer or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP, (iii) made adequate provision in accordance with GAAP (or there has been paid or provision has been made on its behalf) for the payment of all material Taxes not yet due, (iv) complied with all Applicable Laws relating to the payment and withholding of Taxes, (v) there are no material Liens for Taxes upon any property or assets of Buyer or any of its Subsidiaries, except for Liens for Taxes not yet due and payable or for which adequate reserves have been provided in accordance with GAAP in the most recent financial statements contained in the Buyer SEC Documents, (vi) no material deficiency for any amount of Tax has been asserted by any Tax Authority in writing against Buyer or any of its Subsidiaries, except for deficiencies that have been satisfied by payment, that have been settled or withdrawn or that are disclosed in the Buyer SEC Documents, (vii) neither Buyer nor any of its Subsidiaries constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger, and (viii) Merger Sub is a wholly-owned, direct Subsidiary of Buyer.

(i) Brokers. Except for fees payable to Merrill Lynch, Pierce, Fenner & Smith Incorporated, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or Merger Sub.

(j) Solvency. As of the Effective Time and immediately after giving effect to all of the transactions contemplated by this Agreement, the Merger and the payment of the Merger Consideration pursuant hereto, and payment of all related fees and expenses of Buyer and Merger Sub and their respective Subsidiaries in connection therewith, (i) the amount of the “fair saleable value” of the assets of each of the Surviving Corporation and each of its Subsidiaries shall exceed (A) the value of all of the liabilities of each of the Surviving Corporation and such Subsidiaries, as applicable, including contingent and other liabilities, and (B) the amount that Buyer reasonably expects shall be required to pay such liabilities of each of the Surviving Corporation and such Subsidiaries, as applicable, on each of their existing debts (including contingent liabilities) as such debts mature, (ii) each of the Surviving Corporation and each of its Subsidiaries shall not have an unreasonably small amount of capital necessary for the operation of the businesses in which each of the Surviving Corporation and each of its Subsidiaries is engaged or proposed to be engaged, and (iii) each of the Surviving Corporation and its Subsidiaries shall be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital necessary for the operation of the businesses in which each of the Surviving Corporation and each of its Subsidiaries is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person shall be able to generate enough cash from operations, asset dispositions or refinancings of existing obligations, or a combination thereof, to meet its obligations as they become due.

(k) Compliance with Communications Laws. Except as may be disclosed in the Buyer SEC Documents:

(i) The operations of Buyer and its Subsidiaries are in compliance in all material respects with the Communications Laws, and neither Buyer nor its Subsidiaries has done anything or failed to do anything which reasonably would be expected to cause the loss of any Buyer Licenses or Permits granted pursuant to applicable Communications Laws.

(ii) Other than those listed in Section 3.2(k)(ii) of the Buyer Disclosure Schedule, no material petition, action, investigation, notice of violation or apparent liability, notice of forfeiture, order to show cause, complaint, or proceeding seeking to revoke, reconsider the grant of, cancel, suspend, or modify any of the Buyer Licenses or Permits granted pursuant to applicable Communication Laws is pending or, to the Knowledge of Buyer, threatened before any Governmental Entity. No notices have been received by and no claims have been filed against Buyer or its Subsidiaries alleging failure to hold any requisite permits, regulatory approvals, licenses and other authorizations issued pursuant to applicable Communications Laws.

(l) State Takeover Statutes. Assuming the accuracy of the last sentence of Section 3.1(w), the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL and any other “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under the laws of the State of Delaware or other Applicable Laws are inapplicable to the Merger or any of the other transactions contemplated under this Agreement.

(m) Opinion of Buyer Financial Advisor. Buyer has received the opinion of its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated on or before the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to Buyer.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.1. Conduct of Business.

(a) From the date of this Agreement through the Effective Time, except as set forth in Section 4.1(a) of the Seller Disclosure Schedule, or as expressly provided by any other provision of this Agreement, Seller shall, and shall cause each Subsidiary of Seller to: (i) maintain its existence in good standing under Applicable Laws; (ii) subject to the restrictions and exceptions set forth in this Section 4.1(a), conduct its operations only in the Ordinary Course of Business; (iii) use commercially reasonable efforts to keep available the services of its officers, employees and consultants and to preserve its relationships with customers, suppliers and other Persons with which it has business relations as are reasonably necessary in order to preserve substantially intact its business organization; and (iv) maintain its assets, including Owned Network Facilities and Leased Network Facilities, individually and in combination, in Good Condition and in compliance, in all material respects, with performance standards, Industry Standards, Customer Requirements and Applicable Laws. In addition, without limiting the foregoing, from the date of this Agreement through the Effective Time, except as set forth in Section 4.1(a) of the Seller Disclosure Schedule, or as expressly provided by any other provision of this Agreement, Seller shall not and shall not permit any Subsidiary of Seller to, directly or indirectly, do, or agree to do, any of the following:

(i) adopt or propose any change to the Seller Organizational Documents or Seller Subsidiary Organizational Documents;

(ii) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of any shares of capital stock of, or other equity interests in, Seller or any of its Subsidiaries of any class, or securities convertible, exchangeable or exercisable for any shares of such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities, or any other ownership interest, of Seller or any of its Subsidiaries, or take any action that, if such action had been taken prior to the date hereof, would have caused the representation and warranty made in Section 3.1(b) to be untrue;

(iii) (A) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of Seller or any of its Subsidiaries, except for any dividend or distribution by any wholly-owned Subsidiary of Seller to Seller or (B) enter into any agreement with respect to the voting of the capital stock of Seller or any of its Subsidiaries;

(iv) (A) reclassify, combine, split or subdivide any capital stock of Seller or any of its Subsidiaries, or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of such capital stock or (B) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock, other equity interests or other securities of Seller or any of its Subsidiaries;

(v) (A) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the Indebtedness of any Person, (B) (x) terminate or cancel (other than a termination or cancellation due to the expiration of any term of any Contract or any breach or nonperformance by any counterparty) or agree to any material change in, any Seller Material Contract, or (y) enter into (other than any extension of an existing Contract or entering into a new Contract with an existing counterparty on terms substantially the same as the prior Contract, in each case in the Ordinary Course of Business) a Contract which would be a Seller Material Contract if entered into prior to the date hereof, or (C) make or authorize any loan to any Person;

(vi) except as required by and in accordance with Applicable Laws: (A) increase the compensation or benefits payable or to become payable to any of its directors or the Seller Officers, or, except in the Ordinary Course of Business, to its other employees, agents or consultants; (B) except with the prior written consent of Buyer (which consent shall not be unreasonably withheld), (1) grant any rights to severance or termination pay to, or enter into any employment, consulting or severance agreement with, any director or the Seller Officers, or to any of its other employees, agents or consultants, except with respect to rights to severance or termination pay to such other employees, agents or consultants to the extent that such rights are granted or arise in the Ordinary Course of Business and are not material, individually or in the aggregate, or (2) make any severance or termination payments to any director or Seller Officer (except pursuant to and in accordance with the agreements with the Seller Officers set forth as items N and O in Section 3.1(i) of the Seller Disclosure Schedule) or, except in the Ordinary Course of Business, to any of its other employees, agents or consultants if not material in the aggregate or individually; (C)(1) grant any cash bonus or other cash incentive awards to any director, employee, agent or consultant, except for bonuses paid pursuant to and in accordance with the Seller’s Management Incentive (Bonus) Plan (in the form previously provided to Buyer) in the Ordinary Course of Business to Seller’s bonus eligible employees, including the Seller Officers, prior to Closing, so long as the aggregate amount of such bonuses paid to such bonus eligible employees, including Seller Officers, does not exceed $6,000,000; (2) grant any stock-based award or other equity-based incentive to any director or the Seller Officers, or, except in the Ordinary Course of Business, to any other employee, agent or consultant (provided, that any stock-based awards permitted hereby shall be made in the form of stock options which do not exceed the limits set forth in the last sentence in this Section 4.1(a) and comply with the proviso set forth in such sentence); (D) establish, adopt, grant, amend or enter into any collective bargaining agreement (or other agreement or understanding with any trade union, works council or other employee representative body) or Seller Benefit Plan; (E) take any action to amend or waive any performance or vesting criteria or accelerate or extend vesting, exercisability, settlement or funding under any Seller Benefit Plan or any award agreement thereunder; or (F) take any action with respect to salary, compensation, benefits or other terms and conditions of employment that would result in the holder of a change in control or similar agreement having “good reason” to terminate employment and collect severance payments and benefits pursuant to such agreement;

(vii) make any change in financial accounting policies or procedures, except as required by GAAP or by a Governmental Entity;

(viii) make, change or revoke any material Tax election or settle or compromise any material liability for Taxes, change any annual Tax accounting period, change any method of Tax accounting, file any material amended Tax Return, enter into any closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(ix) write up, write down or write off the book value of any assets, individually or in the aggregate, for Seller and its Subsidiaries, taken as a whole, other than as may be required by GAAP;

(x) acquire, dispose of, or agree to acquire from or agree to dispose to any Person, any assets, operations, businesses or securities or engage in, or agree to engage in, any merger, consolidation or other business combination with any Person, except for acquisitions and disposition of inventory and other tangible assets in the Ordinary Course of Business in connection with the provision of services to customers of Seller and its Subsidiaries;

(xi) except as required by Applicable Laws or any judgment by a court of competent jurisdiction, pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise) in an amount in excess of $500,000 individually or $2,000,000 in the aggregate;

(xii) enter into any non-competition contract or other contract that purports to limit in any respect either the type of business in which Seller or any of its Subsidiaries may engage or the manner or locations in which any of them may so engage in any business;

(xiii) make any material change in the conduct of its businesses or enter into any transaction other than in the Ordinary Course of Business; or

(xiv) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Notwithstanding anything in this Agreement to the contrary, in connection with the hiring or promotion of its employees, Seller may grant options under the Seller 2006 Plan at fair market value to purchase a maximum, in the aggregate, of (i) 50,000 shares of Seller Common Stock to employees who are not officers plus (ii) the number of shares of Seller Common Stock subject to stock options granted by Seller under the Seller 2006 Plan which are cancelled after the date of this Agreement without having been exercised by the grantee; provided, that in all cases such awards are made in the Ordinary Course of Business pursuant to award agreements that are substantially similar in form to the form of option agreement for director-level employees of Seller previously provided to Buyer for which vesting does not accelerate other than as a result of a termination without Cause within one (1) year following a change of control.

(b) From the date of this Agreement through the Effective Time, except as set forth in Section 4.1(b) of the Buyer Disclosure Schedule, or as expressly provided by any other provision of this Agreement, Buyer shall, and shall cause each Subsidiary of Buyer to: (i) maintain its existence in good standing under Applicable Laws; (ii) subject to the restrictions and exceptions set forth in this Section 4.1(b), conduct its operations only in the ordinary course of business consistent with past custom and practice; (iii) use commercially reasonable efforts to keep available the services of its officers, employees and consultants and to preserve its relationships with customers, suppliers and other Persons with which it has business relations as are reasonably necessary in order to preserve substantially intact its business organization; and (iv) maintain its assets, including Owned Network Facilities and Leased Network Facilities, individually and in combination, in Good Condition and in compliance, in all material respects, with performance standards, Industry Standards, Customer Requirements and all Applicable Laws. In addition, without limiting the foregoing, from the date of this Agreement through the Effective Time, except as set forth in Section 4.1(b) of the Buyer Disclosure Schedule, or as expressly provided by any other provision of this Agreement, Buyer shall not and shall not permit any Subsidiary of Buyer to, directly or indirectly, do, or agree to do, any of the following:

(i) adopt or propose any change to the Buyer Organizational Documents or the articles or certificate of incorporation and bylaws or like organizational documents of each Subsidiary of Buyer;

(ii) (A) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of Buyer or (B) enter into any agreement with respect to the voting of the capital stock of Buyer or any of its Subsidiaries;

(iii) (A) reclassify, combine, split or subdivide any capital stock of Buyer or any of its Subsidiaries, or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of such capital stock or (B) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock, other equity interests or other securities of Buyer or any of its Subsidiaries; or

(iv) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

(c) Nothing contained in this Agreement shall give to either party, directly or indirectly, rights to control or direct the operations of the other party prior to the Effective Time in violation of Applicable Laws. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its own operations.

SECTION 4.2. No Solicitation.

(a) From the date hereof until the earlier of the Effective Time and the termination of this Agreement, neither Seller nor Buyer shall, directly or indirectly, through any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained advisor) or Affiliate (collectively, “Representatives”), (i) enter into a Contract, with respect to the sale or other disposition, directly or indirectly, of Seller or any of its Subsidiaries or any of their respective businesses (such entities and businesses, collectively, the “Seller Business”), on the one hand, or Buyer or any of its Subsidiaries or any of their respective businesses (such entities and businesses, collectively, the “Buyer Business”), on the other, or to a merger, share exchange, consolidation, acquisition or sale of other material assets, acquisition or sale of shares of capital stock or other equity interests, recapitalization, reorganization or similar transaction involving the Seller Business or the Buyer Business, in each case, that, if consummated, would constitute or reasonably be expected to constitute an Alternative Transaction (any inquiry or proposal regarding any of the foregoing transactions, an “Alternative Transaction Proposal”), other than transactions contemplated by this Agreement, including, the Merger, (ii) solicit, entertain, initiate, negotiate, encourage the initiation of, participate in or encourage proposals, discussions or negotiations with any Person other than Buyer or Seller, as the case may be (any such other Person, an “Interested Party”), with respect to a potential Alternative Transaction or Alternative Transaction Proposal or (iii) provide information relating to the Seller Business or Buyer Business to any Interested Party in connection with a potential Alternative Transaction. Seller terminated all discussions or negotiations with any Person (other than Buyer) relating to an Alternative Transaction as of July 23, 2007.

(b) From the date hereof until the earlier of the Effective Time and the termination of this Agreement, Seller shall notify Buyer and Buyer shall notify Seller, as the case may be, promptly (but in no event later than 24 hours) after receipt of any Alternative Transaction Proposal, or any material modification of or material amendment to any Alternative Transaction Proposal or any request for nonpublic information relating to Seller or Buyer, respectively, or any of their respective Subsidiaries relating to any Alternative Transaction Proposal. Such notice to Buyer or Seller, as the case may be, shall be made orally and in writing, and shall indicate the identity of the Person making the Alternative Transaction Proposal or such request and the material terms of any such Alternative Transaction Proposal or any material modification or material amendment to an Alternative Transaction Proposal (including a copy thereof if such Alternative Transaction Proposal or material modification or material amendment is in writing). From the date hereof until the earlier of the Effective Time and the termination of this Agreement, Seller shall keep Buyer and Buyer shall keep Seller reasonably informed on a current basis of any material changes in the status and any material changes or modifications in the terms of any such Alternative Transaction Proposal, indication or request. Seller or Buyer, as the case may be, shall provide the other party with 48 hours prior written notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Alternative Transaction Proposal or Alternative Transaction.

(c) Notwithstanding anything to the contrary contained in Section 4.2(a), in the event that, prior to the applicable Superior Proposal Termination Date, Buyer or Seller, as the case may be, receives an unsolicited, bona fide written Alternative Transaction Proposal that is determined (in accordance with Section 8.3(tt)) to be, or is reasonably likely to lead to, a Superior Proposal, Buyer or Seller, as the case may be, may then take the following actions prior to the applicable Superior Proposal Termination Date (but only (1) if and to the extent that (y) its Board of Directors concludes in good faith, after consultation with its outside legal counsel, that the failure to do so is reasonably likely to result in a breach of its fiduciary obligations to its stockholders under Applicable Laws, and (z) Seller or Buyer, as the case may be, has given the other party at least two (2) business days’ prior written notice of its intention to take any of the following actions and (2) if it shall not have breached in any material respect any of the provisions of this Section 4.2):

(i) Furnish nonpublic information to the Person or group of Persons making such Superior Proposal, provided, that (A) prior to furnishing any such nonpublic information, it receives from such Person or group of Persons an executed confidentiality and standstill agreement containing terms at least as restrictive as the terms contained in the Nondisclosure Agreement, dated July 23, 2007, between Buyer and Seller (the “CDA”) and (B) contemporaneously with furnishing any such nonpublic information to such Person or group of Persons, it furnishes such nonpublic information to the other party hereto (to the extent such nonpublic information has not been previously so furnished to such party); and

(ii) Engage in discussions or negotiations with such Person or group of Persons with respect to such Superior Proposal.

(d) Prior to the applicable Superior Proposal Termination Date, solely in response to the receipt of an unsolicited, bona fide written Alternative Transaction Proposal which is determined to be a Superior Proposal prior to the applicable Superior Proposal Termination Date, the Board of Directors of Buyer or Seller, as applicable, may terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal if all of the following conditions in clauses (i) through (v) are met:

(i) the Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;

(ii) Seller or Buyer, as the case may be, has (1) complied with the provisions of Section 4.2(b) and Section 4.2(c) of this Agreement, (2) provided to the other party two (2) business days’ prior written notice which shall state expressly that it intends to terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal and shall include the most current version of such agreement (or a description of all material terms and conditions thereof) and (3) during the aforementioned period, if requested by the other party, engaged in good faith negotiations so that the other party is able to make a revised proposal to amend this Agreement in such a manner that the Alternative Transaction Proposal which was determined to be a Superior Proposal no longer is a Superior Proposal;

(iii) Buyer or Seller, as the case may be, does not make, within two (2) business days of receipt of the other party’s written notification of its intention to enter into a binding agreement for such Superior Proposal, an offer that the Board of Directors of Seller or Buyer, as the case may be, determines, in good faith after consultation with a financial advisor of nationally recognized reputation, is at least as favorable to the Stockholders or the Buyer Stockholders, as the case may be, as the Superior Proposal, it being understood that Seller or Buyer, as the case may be, shall not enter into any such binding agreement during such two (2) business day period;

(iv) the Board of Directors of Seller or Buyer, as the case may be, has determined in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal, the failure of the Board of Directors to terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal is reasonably likely to result in a breach of its fiduciary obligations to its stockholders under Applicable Laws; and

(v) Seller or Buyer, as the case may be, shall not have breached in any material respect any of the provisions set forth in this Section 4.2.

(e) Nothing contained in this Section 4.2 shall prohibit Seller from taking and disclosing to the Stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.

(f) Buyer and its Subsidiaries, and Seller and its Subsidiaries, respectively, shall use reasonable best efforts to cause all Persons other than Buyer or Seller, respectively, who have been furnished confidential information regarding Seller or Buyer in connection with the solicitation of or discussions regarding an Alternative Transaction Proposal or Alternative Transaction within the twelve (12) month period prior to the date hereof promptly to return or destroy such information. Each of Buyer and Seller agrees not to, and to cause their respective Subsidiaries not to, release any Person from the confidentiality and standstill provisions of any agreement to which Buyer and Seller or their respective Subsidiaries is a party and to use reasonable best efforts to enforce to the fullest extent permitted by Applicable Laws the provisions of any such confidentiality and standstill provisions.

(g) Buyer and Seller shall use reasonable best efforts to inform their respective Representatives of the restrictions described in this Section 4.2. Any violation of the restrictions set forth in this Section 4.2 by any Representative of Buyer and its Subsidiaries, or Seller and its Subsidiaries, shall be deemed to be a breach of this Section 4.2 by Buyer or Seller, as applicable.

SECTION 4.3. Financial Statements. Seller shall promptly provide Buyer with all (a) quarterly statements of income and cash flows of Seller and its consolidated Subsidiaries and (b) quarterly consolidated balance sheets of Seller and its Subsidiaries, in each case, for and as of the end of all quarterly periods after the date hereof until the Effective Time, commencing with the quarterly period ending September 30, 2007, as soon as reasonably practicable after such financial statements are prepared.

SECTION 4.4. Seller Stockholders’ Agreement. Seller shall take all actions necessary to cause the Stockholders’ Agreement, dated as of January 6, 2006, by and among Seller and each of the Stockholders listed as parties thereto to be terminated effective immediately prior to the Effective Time pursuant to, and to the extent provided in, an amendment to the Stockholders’ Agreement among Seller and each of the Stockholders listed as a party thereto, substantially in the form attached hereto as Exhibit 4.4 (the “Amendment to Stockholders’ Agreement”).

SECTION 4.5. Seller Registration Rights Agreement. Seller shall take all actions necessary to cause the Registration Rights Agreement, dated as of January 6, 2006, by and among Seller and each of the Stockholders listed as parties thereto to be terminated immediately prior to the Effective Time pursuant to, and to the extent provided in, an amendment to the Registration Rights Agreement among Seller and each of the Stockholders listed as a party thereto, substantially in the form attached hereto as Exhibit 4.5 (the “Amendment to Registration Rights Agreement”).

SECTION 4.6. Amendment of Seller Form S-1. Seller shall not amend its Registration Statement on Form S-1 (Registration No. 333-141490) without the prior written consent of Buyer.

SECTION 4.7. Amendment of Seller Form S-4. Seller shall not amend its Registration Statement on Form S-4 (Registration No. 333-141581) without the prior written consent of Buyer.

SECTION 4.8. Minority Interest Disposition. On or before the Closing Date, Seller shall take all actions necessary to transfer or otherwise dispose of its equity interest in WSW 1995 Exchange Fund, L.P. (the “Minority Interest Disposition”).

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.1. Seller Stockholder Approval; Buyer Stockholder Approval; Preparation of the Form S-4.

(a) On or before 5:00 p.m., New York City time, on the first (1st) business day after the date of execution of this Agreement, Seller shall seek the Seller Stockholder Approval by the Written Consents to be executed and delivered by the Consenting Stockholders evidencing the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger. In connection with the Seller Stockholder Approval, Seller shall comply with all disclosure and other obligations to the Stockholders under the DGCL and any other Applicable Laws. Without limiting the generality of the foregoing, Seller agrees that its obligations in this Section 5.1(a) shall not be affected by the commencement, public proposal, public disclosure or communication to Seller of any Alternative Transaction Proposal or Alternative Transaction. Unless Buyer and Seller otherwise agree in writing, within five (5) business days after the date of the Seller Stockholder Approval, Seller shall send to all Stockholders other than the Consenting Stockholders the notice of the Seller Stockholder Approval contemplated in Section 228(e) of the DGCL, which notice shall be in form and substance reasonably satisfactory to Buyer. Any solicitation or similar disclosure circulated to the Stockholders shall be in form and substance reasonably satisfactory to Buyer and shall include the recommendation of the Board of Directors of Seller that the Stockholders vote in favor of adoption of this Agreement and approval of the transactions contemplated hereby, including the Merger. Notwithstanding the foregoing, nothing herein shall limit a party’s right to terminate this Agreement pursuant to Section 7.1.

(b) As soon as reasonably practicable following the date of this Agreement, Buyer shall prepare and file with the SEC the Form S-4, including the Proxy Statement/Prospectus forming a part thereof. Buyer shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable using reasonable best efforts after such filing. Buyer shall use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the Stockholders and Buyer Stockholders as promptly as practicable using reasonable best efforts after the Form S-4 is declared effective under the Securities Act. Subject to the last sentence of Section 5.1(c), the Proxy Statement/Prospectus shall contain the Buyer Recommendation. Buyer shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance and reservation of shares of Buyer Common Stock in the Merger and the conversion of Seller Options into Adjusted Options. Seller shall furnish all information concerning Seller and the Stockholders and holders of Seller Options as may be reasonably requested by Buyer in connection with Buyer’s obligations under this Section 5.1(b). No filing of, or amendment or supplement to, the Form S-4 or the Proxy Statement/Prospectus and no response to SEC comments thereon shall be made by Buyer without Seller’s prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing Seller the opportunity to review and comment thereon unless Buyer would be in violation of Applicable Laws if it were to delay such filing, amendment or supplement in order to receive such prior consent (provided, that Buyer shall use its reasonable best efforts to provide Seller with the opportunity to review and comment thereon). Buyer shall advise Seller, promptly after it receives oral or written notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Buyer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and shall promptly provide Seller with copies of any written communication from the SEC or any state securities commission. Buyer shall prepare any written response to any such SEC comments, subject to Seller’s right to review and comment thereon as provided herein. If at any time prior to the Effective Time any information relating to Buyer or Seller or any of their respective Affiliates, stockholders, officers or directors should be discovered by Buyer or Seller which should be set forth in an amendment or supplement to either the Proxy Statement/Prospectus or the Form S-4, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Laws, disseminated to the Stockholders and the Buyer Stockholders.

(c) As promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act, Buyer shall duly call, give notice of, convene and hold a meeting of its stockholders (the “Buyer Stockholders Meeting”) in accordance with the DGCL and Buyer’s Organizational Documents for the purpose of obtaining the Buyer Stockholder Approval and shall, through its Board of Directors but subject to the last sentence of this Section 5.1(c), recommend to the Buyer Stockholders, and use commercially reasonable efforts to solicit from the Buyer Stockholders proxies in favor of, the approval of the issuance of the Buyer Common Stock in the Merger pursuant to this Agreement. Buyer shall ensure that the Buyer Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Buyer Stockholders Meeting are solicited in compliance with Applicable Laws and with the Buyer Organizational Documents. Without the prior written consent of Seller, the Buyer Stockholder Approval and the Annual Meeting Proposals shall be the only matters which Buyer shall propose to be acted on by the Buyer Stockholders at the Buyer Stockholders Meeting. Notwithstanding any other provision of this Agreement to the contrary, if Buyer is required under Applicable Laws to submit additional matters to a vote of the Buyer Stockholders to permit the consummation of the Merger and the other transactions contemplated by this Agreement, Buyer shall be authorized and required hereunder to submit approval of such matters to the Buyer Stockholders. The term “Buyer Stockholder Approval” as used herein shall be deemed to include reference to approval of such matters by a vote of the Buyer Stockholders, the term “Buyer Stockholders Meeting” as used herein shall be deemed to include reference to submission of such matters to a vote of the Buyer Stockholders, and any representation and warranty by Buyer herein with respect to stockholder votes or consents required to be obtained by Buyer shall be deemed to refer to such matters. Nothing contained in this Section 5.1(c) or any other provision of this Agreement shall prohibit Buyer’s Board of Directors from making a Change of Recommendation to the Buyer Stockholders hereunder if Buyer’s Board of Directors, after consultation with legal counsel, determines in good faith that such action is necessary for Buyer’s Board of Directors to comply with its fiduciary duties under Applicable Laws.

SECTION 5.2. Accountant’s Letters. Each of Seller and Buyer shall use their commercially reasonable efforts to cause to be delivered to the other party two letters from their respective independent registered public accounting firms, one dated approximately as of the date the Form S-4 is declared effective and one dated approximately as of the Closing Date, each addressed to the other party, in form and substance reasonably satisfactory to the other party and customary in scope and substance for comfort letters delivered by independent registered public accounting firms in connection with registration statements similar to the Form S-4.

SECTION 5.3. Access to Information; Confidentiality.

(a) Subject to the CDA and Applicable Laws, each of Buyer and Seller shall, and shall cause each of their respective Subsidiaries to, afford to the other party and to the Representatives of such other party, reasonable access, at all reasonable times on reasonable notice during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments, personnel and records (provided, that such access shall not unreasonably interfere with the business or operations of such party) and, during such period and subject to the CDA and Applicable Laws, each of Buyer and Seller shall, and shall cause each of their respective Subsidiaries to, make available to the other party (i) a copy of each material report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other material information concerning its business, properties and personnel as such other party may reasonably request. Seller shall provide Buyer with access to information from Seller’s books and records regarding (i) Seller’s adjusted tax basis and accumulated depreciation for U.S. federal income tax purposes of each class of assets of each of Seller and each of its Subsidiaries and (ii) excess loss accounts of Seller or any of its Subsidiaries (under Code Section 1502), if any, in each case as of December 31, 2006, and, to the extent possible, for the period from December 31, 2006 through December 31, 2007. No review pursuant to this Section 5.3(a) shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

(b) Each of Buyer and Seller shall hold and keep confidential, and shall cause their respective Representatives and Affiliates to hold and keep confidential, any nonpublic information in accordance with the terms of the CDA.

SECTION 5.4. Reasonable Best Efforts.

(a) Upon the terms of, and subject to the conditions set forth in this Agreement, and except as otherwise expressly specified in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under this Agreement and Applicable Laws to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts (i) to prepare and file all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain, as promptly as practicable, all waivers, consents, clearances, licenses, orders, registrations, permits, approvals and authorizations necessary or advisable to be obtained from any third Person and/or Governmental Entity in order to consummate the Merger and each other transaction contemplated by this Agreement, including all filings required under the HSR Act and Communications Laws and any other necessary antitrust, competition or similar laws of any foreign jurisdiction, (ii) subject to the terms of Section 5.4(c), to take all reasonable steps as may be necessary to obtain all such material waivers, consents, clearances, licenses, orders, registrations, permits, approvals, and authorizations as are necessary or advisable to consummate the transactions contemplated by this Agreement, including the Merger, provided, that neither party shall be required to offer or agree to an order that requires (A) the divestiture of any properties, assets, operations or businesses, (B) holding separate any properties, assets, operations or businesses, pending the satisfaction or termination of any conditions, restrictions or agreements affecting ownership of any such assets (or any portion thereof) and/or (C) satisfying any additional conditions imposed by any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement if such divestiture, hold separate requirement and/or satisfaction of additional conditions would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect after the Merger, (iii) to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including promptly seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) to execute and deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of this Agreement. In furtherance of the foregoing, the parties shall cooperate and use reasonable best efforts to determine and agree upon, within two (2) weeks of the date hereof, a list of those Governmental Entities in foreign jurisdictions, if any, to which it may be necessary or appropriate to submit any filings, notifications or registrations or take any other actions in connection with regulatory or legal requirements of such Governmental Entities relating to the transactions contemplated hereby; provided, that the foregoing shall not affect or otherwise modify the closing conditions in Section 6.1(b) and Section 6.1(c). Subject to Applicable Laws relating to the exchange of information, Seller and Buyer shall have the right to review in advance, and to the extent reasonably practicable each party shall consult with the other party on, all of the information relating to Seller and its Subsidiaries or Buyer and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(b) Each of Buyer and Seller shall keep the other party reasonably apprised of the status of matters relating to the completion of the Merger and the other transactions contemplated hereby and work cooperatively in connection with the efforts referenced above in obtaining all required approvals or consents of all Governmental Entities, including, the SEC, FCC, the Federal Trade Commission and/or the United States Department of Justice. In that regard, each party shall without limitation: (i) promptly notify the other party of, and if in writing, furnish the other party with copies of (or, in the case of oral communications, advise the other party orally of) any communications from or with any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed written (or any proposed oral) communication with any such Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (iii) not participate in any meeting or oral communication with any such Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement unless such party consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat, (iv) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between such party and any such Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, and (v) furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity. Each of Buyer and Seller may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.4 as “outside counsel only.” Such material and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (Buyer or Seller, as the case may be) or its legal counsel.

(c) In connection with the filings referenced in Section 5.4(a) and Section 5.4 (b), the parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third Persons or Governmental Entities.

(d) Notwithstanding the foregoing, nothing contained in this Section 5.4 shall be deemed to require Buyer or Seller to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities, which would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect after the consummation of the Merger at the Effective Time.

SECTION 5.5. Indemnification and Insurance.

(a) For a period of six (6) years after the Effective Time, Buyer shall, and shall cause the Surviving Corporation to, (i) maintain the indemnification provisions contained in the certificate of incorporation and the bylaws of the Surviving Corporation as of the Effective Time, to the extent permitted by Applicable Laws and (ii) fulfill and honor in all respects the obligations of the Surviving Corporation pursuant to any indemnification agreements between Seller, and any of its present or former directors, officers and employees (the “Indemnified Parties”) in effect immediately prior to the Effective Time, subject to Applicable Laws.

(b) For a period of six (6) years after the Effective Time, Buyer shall use reasonable best efforts to cause to be maintained in effect the current policies of directors’ and officers’ and fiduciary liability insurance maintained by Seller with respect to claims arising from facts or events which occurred on or before the Effective Time (including those related to this Agreement and the transactions contemplated hereby); provided, that Buyer may substitute therefor policies providing at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the former officers and directors of Seller with respect to claims arising from facts or events which occurred at or before the Effective Time; and provided, further, that if the aggregate annual premiums for any such policies at any time during such period shall exceed 200% of the per annum premium rate paid by Seller and its Subsidiaries as of the date hereof for such policies (the “Maximum Premium”), then Buyer shall be required to provide only as much coverage as is then available at the Maximum Premium.

SECTION 5.6. Fees and Expenses. Except as set forth in this Section 5.6, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that Seller and Buyer shall each bear and pay one-half of the aggregate costs and expenses incurred (other than attorneys’ fees, accountants’ fees and related expenses) in connection with (a) the filing of all notices and/or petitions for regulatory approval required by the FCC and relevant state public service or public utility commissions or similar state regulatory bodies and (b) the filings of the premerger notification and report forms under the HSR Act and any applicable antitrust, competition or similar laws of any foreign jurisdiction (including filing fees).

SECTION 5.7. Public Announcements. Not later than the business day immediately following the execution of this Agreement, Buyer shall issue a press release, in form and substance reasonably satisfactory to Seller, announcing its entry into this Agreement and shall file with the SEC a Current Report on Form 8-K attaching this Agreement as an exhibit. Neither Seller nor Buyer shall, and neither Seller nor Buyer shall permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement, including the Merger, without the prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) of Buyer, in the case of a proposed announcement or statement by Seller or any of its Subsidiaries, or Seller, in the case of a proposed announcement or statement by Buyer or any of its Subsidiaries; provided, however, that Buyer may, without the prior consent of Seller (but after prior consultation with Seller to the extent reasonably practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Applicable Laws or by the NASDAQ Marketplace Rules.

SECTION 5.8. Listing. Buyer shall use reasonable best efforts to cause the Buyer Common Stock issuable under Article II, and those shares of Buyer Common Stock required to be reserved for issuance in connection with the Merger, to be authorized for listing on the NASDAQ, upon official notice of issuance.

SECTION 5.9. Actions With Respect to Seller Notes. On or prior to the Closing Date, Buyer shall transfer or cause to be transferred to or for the account of Seller funds in an amount sufficient to permit Seller to redeem in full all of its outstanding 10 1/2 % Senior Second Secured Notes due 2011 (the “Seller Notes”) pursuant to Section 5(a) of the Seller Notes. On the Closing Date, Seller shall deposit such funds pursuant to the Indenture, dated as of September 26, 2006, among Seller, the Guarantors (as defined in the Indenture) party thereto and U.S. Bank National Association, as trustee and collateral agent (the “Seller Notes Trustee”), relating to the Seller Notes (the “Indenture”), for application to redeem in full all of the outstanding Seller Notes pursuant to Section 5(a) of the Seller Notes. On the Closing Date, upon receipt of such funds from or at the direction of Buyer, Seller shall use its reasonable best efforts to cause the Seller Notes Trustee to execute and deliver to Seller, on the Closing Date or as soon thereafter as reasonably practicable, the proper instruments evidencing the redemption of the Seller Notes and the discharge of the Indenture as provided in Section 8.02 thereof (the “Seller Notes Redemption”).

SECTION 5.10. Conveyance Taxes. Seller and Buyer shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

SECTION 5.11. Employee Benefits.

(a) Until the twelve (12) month anniversary of the Effective Time (the “Benefits Continuation Period”), and subject to the last sentence of this Section 5.11(a), Buyer shall provide, or shall cause the Surviving Corporation or any of their respective Subsidiaries to provide, for those employees of Seller and its Subsidiaries who continue from time to time during the Benefits Continuation Period as employees of Buyer, the Surviving Corporation or any of their respective Subsidiaries (the “Continuing Employees”), compensation and employee benefits (the “Post-Closing Benefits”) that are no less favorable in the aggregate than the compensation and employee benefits to which such Continuing Employee is entitled immediately prior to the Effective Time under the Seller Benefit Plans (the “Pre-Closing Benefits”). Nothing herein shall limit the right of Buyer or any of its Subsidiaries to terminate the employment of any Continuing Employee at any time or require Buyer or any of its Subsidiaries to provide any such employee benefits, rates of base salary or hourly wages or annual bonus opportunities for any period following any such termination.

(b) Following the Closing Date, Buyer shall, and shall cause its Affiliates to, (i) credit the Continuing Employees’ service with Seller, or any predecessor employers to Seller, to the extent credited under the analogous Pre-Closing Benefits, as service for purposes of eligibility, vesting and benefit accrual under the Post-Closing Benefits; provided, however, that in no event shall the Continuing Employees be entitled to any credit (A) for purposes of benefit accrual under any defined benefit retirement plan, (B) for any new program for which credit for service prior to the effective date of such program is not given to a similarly situated employee of Buyer or (C) to the extent that such credit would result in duplication of benefits with respect to the same period of service, (ii) cause any and all pre-existing condition limitations, eligibility waiting periods, active employment requirements and requirements to show evidence of good health under the Post-Closing Benefits, to the extent that such conditions, exclusions and waiting periods would have been waived or satisfied under the analogous Pre-Closing Benefits in which such Continuing Employees participated immediately prior to the Closing Date, to be waived with respect to such Continuing Employees and such Continuing Employees’ spouses and eligible dependents who become participants in the Post-Closing Benefits and (iii) give credit for or otherwise take into account under the Post-Closing Benefits the out-of-pocket expenses and annual expense limitation amounts paid by Continuing Employees under the analogous Pre-Closing Benefits for the year in which the Closing Date occurs.

(c) Seller agrees that, after written notice by Buyer given no later than fifteen (15) business days prior to the Closing Date, which notice shall include executed copies of such actions as may be reasonably necessary to ensure that the Continuing Employees shall participate in a qualified retirement plan of Buyer meeting the requirements of Section 401(k) of the Code immediately following the Closing Date on terms consistent with this Section 5.11, Seller’s Board of Directors shall adopt resolutions terminating, effective at least two (2) days prior to the Closing Date, any Seller Benefit Plan which is intended to meet the requirements of Section 401(k) of the Code. If Buyer so notifies Seller, at the Closing, Seller shall provide Buyer with executed resolutions of Seller’s Board of Directors authorizing such termination.

SECTION 5.12. Affiliates.

(a) Seller shall use commercially reasonable efforts to cause each Person who is, in Buyer’s reasonable judgment, an “affiliate” of Seller within the meaning of Rule 145 promulgated under the Securities Act (“Rule 145 Affiliates”) to deliver to Buyer, as soon as reasonably practicable, a written agreement substantially in the form attached hereto as Exhibit 5.12(a) (“Affiliate Letter”). Buyer shall be entitled to place appropriate legends in the forms set forth in the Affiliate Letter on the certificates evidencing any shares of Buyer Common Stock to be received by Rule 145 Affiliates in the Merger reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for the Buyer Common Stock.

(b) Seller shall use commercially reasonable efforts to cause each Person set forth on Section 5.12(b) of the Buyer Disclosure Schedule to deliver to Buyer, immediately after the execution hereof, a written agreement substantially in the form attached hereto as Exhibit 5.12(b) (“Lock-Up Letter”).

SECTION 5.13. Notification of Certain Matters. Seller shall give prompt written notice to Buyer of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would reasonably be expected to cause (a)(i) any representation or warranty of Seller contained in this Agreement that is qualified as to “materiality” or “Material Adverse Effect” to be untrue or inaccurate in any respect or (ii) any other representation or warranty of Seller contained in this Agreement that is not qualified as to “materiality” or “Material Adverse Effect” to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. In addition, Seller shall give prompt notice to Buyer of any change or event having, or which would, individually or in the aggregate, reasonably be expected to have, a Seller Material Adverse Effect or which would reasonably be expected to result in the failure of any of the conditions set forth in Article VI to be satisfied.

SECTION 5.14. Corporate Actions. By the close of business on the day immediately after the date hereof, Buyer, as the holder of all of the outstanding shares of capital stock of Merger Sub, shall adopt this Agreement and approve the transactions contemplated hereby, including the Merger.

SECTION 5.15. Real Property Interests. If, prior to the Closing, Seller shall deliver to Buyer a written certification (in such form as may be reasonably requested by the counsel to Buyer) conforming to the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h) and, simultaneously with delivery of such certificate, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), Buyer and Exchange Agent shall not be entitled to deduct and withhold (pursuant to Section 2.4(h)) Tax under Section 1445(a) of the Code as to which withholding is not required pursuant to the provisions of Treasury Regulations Sections 1.445-2(c)(3) with respect to any Person who is a holder of Seller Common Stock at the Effective Time. If Seller does not deliver such certification and notice, Buyer and Exchange Agent are entitled to deduct and withhold (pursuant to Section 2.4(h)) Tax under Section 1445(a) of the Code except to the extent that withholding is not required pursuant to the provisions of Treasury Regulations Section 1.1445-2(b)(2) with respect to any Person who is a holder of Seller Common Stock at the Effective Time and who provides a non-foreign affidavit, sworn under penalty of perjury, complying with the provisions of Treasury Regulations Section 1.1445-2(b)(2) and in such form as may reasonably be requested by the counsel to Buyer, stating that such Person is not a “foreign person” as defined in Code Section 1445.

SECTION 5.16. New Registration Rights Agreement. At or prior to the Closing, Buyer shall use commercially reasonable efforts to enter into a registration rights agreement with the Seller Funds having substantially the terms set forth in Exhibit 5.16 attached hereto (the “Registration Rights Provisions”).

SECTION 5.17. Code Section 280G Shareholder Approval. Prior to Closing, Seller shall use reasonable efforts to obtain the approval of the Stockholders, consistent with the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder, for any compensation or other payment payable under any Contract with any employee or former employee of Seller or its Subsidiaries that would give rise to any “excess parachute payment,” as that term is defined in Section 280G(b) of the Code. Buyer shall be given a reasonable opportunity to review and comment on the disclosure document required by Q&A7 of the regulations adopted under Section 280G of the Code, and any such comments shall be given reasonable consideration by Seller.

SECTION 5.18. Section 16(b). The Board of Directors of Buyer, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(b)(3) under the Exchange Act), shall adopt a resolution before the Effective Time providing that the acquisition by any Stockholder, who shall become or have a right to designate a director of Buyer as of the day immediately following the Closing Date, of Buyer Common Stock and/or Adjusted Options, in each case pursuant to the transactions contemplated by this Agreement, including the Merger, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act. The Board of Directors of Seller, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(b)(3) under the Exchange Act), shall adopt a resolution before the Effective Time providing that the disposition by any such Stockholder of shares of Seller Common Stock in exchange for shares of Buyer Common Stock, and of Seller Options upon assumption and conversion into Adjusted Options, in each case pursuant to the transactions contemplated by this Agreement, including the Merger, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

SECTION 5.19. Debt Agreements. Buyer and Seller shall cooperate in the preparation, execution and filing of such documents and the taking of such other actions as shall be necessary or appropriate to enable Seller and its Subsidiaries, as of the Effective Time, to become parties to and guarantors of Buyer’s obligations under, and (in the case of the agreements referred to in clause (a) below) to pledge their properties and assets in accordance with, (a) the Credit Agreement, dated as of February 28, 2007, as amended effective as of July 10, 2007, and the security agreements, the pledge agreement and the other agreements ancillary thereto, among Buyer, as borrower, the lenders from time to time party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as syndication agent, CIT Lending Services Corporation, as documentation agent, and Deutsche Bank Trust Company Americas, as administrative agent, and (b) the Indenture, dated as of July 10, 2007 among Buyer, the guarantors named therein and The Bank of New York, as trustee.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.1. Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Stockholder Approval. Each of the Seller Stockholder Approval and the Buyer Stockholder Approval shall have been obtained.

(b) Antitrust Waiting Periods. The waiting periods (and any extensions thereof) and any approvals applicable to the Merger under the HSR Act shall have been terminated or shall have expired or shall have been obtained, as applicable.

(c) Regulatory Approvals. All regulatory approvals shall have been obtained, including (i) the authorization required to be obtained from the FCC for the consummation of the Merger, (ii) all approvals, if any, required to be obtained (A) with or from any state public service or public utility commissions or similar state regulatory bodies listed in Section 3.1(c)(v)(E) of the Seller Disclosure Schedule or Section 3.2(c)(iv)(D) of the Buyer Disclosure Schedule, or (B) with or from any foreign governments, in each case in connection with the consummation of the Merger and the transactions contemplated by this Agreement (except in the case of this clause (B), for any failures to obtain such approvals which would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect (determined for purposes of this clause (B) after giving effect to the Merger)).

(d) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction shall be in effect that makes illegal or prohibits the consummation of the transactions contemplated by this Agreement.

(e) Form S-4. The Form S-4 shall have been declared effective under the Securities Act, and no stop order or proceedings seeking a stop order shall have been initiated or, to the Knowledge of Buyer or Seller, threatened by the SEC.

(f) Listing. The shares of Buyer Common Stock issuable to the Stockholders pursuant to Article II shall have been authorized for listing on NASDAQ (or any successor stock exchange thereto) upon official notice of issuance.

SECTION 6.2. Conditions to Obligation of Seller. The obligation of Seller to effect the Merger is further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer and Merger Sub set forth herein shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein (other than the representation set forth in Section 3.2(f)(ii), which shall be read with the Material Adverse Effect qualification)) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein (other than the representation set forth in Section 3.2(f)(ii), which shall be read with the Material Adverse Effect qualification)) does not have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b) Performance of Obligations of Buyer and Merger Sub. Each of Buyer and Merger Sub shall have performed, or complied with, in all material respects, all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) No Material Adverse Effect. No Buyer Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(d) Officers’ Certificate. Seller shall have received an officers’ certificate duly executed by each of the chief executive officer and chief financial officer of Buyer to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(e) Board Composition. As of the Effective Time, Buyer shall have taken the actions provided for in Section 1.7 and shall have delivered to Seller a counterpart signature page of the Board Membership Agreement, duly executed by Buyer.

SECTION 6.3. Conditions to Obligation of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to effect the Merger are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Representations and Warranties. Except for the representations and warranties of Seller set forth in Section 3.1(i)(viii) and Section 3.1(j)(xii), the representations and warranties of Seller set forth herein shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein (other than the representation set forth in Section 3.1(f)(ii), which shall be read with the Material Adverse Effect qualification)) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein (other than the representation set forth in Section 3.1(f)(ii), which shall be read with the Material Adverse Effect qualification)) does not have, individually or in the aggregate, a Seller Material Adverse Effect; provided, however, that the representations and warranties set forth in Section 3.1(i)(viii) and Section 3.1(j)(xii) shall be true and correct in all respects both when made and as of the Closing Date, as if made at and as of such time.

(b) Performance of Obligations of Seller. Seller shall have performed, or complied with, in all material respects, all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) No Material Adverse Effect. No Seller Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(d) Officers’ Certificate. Buyer shall have received an officers’ certificate duly executed by each of the chief executive officer and chief financial officer of Seller to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.

(e) Consents and Approvals. Other than the consents and approvals required by Section 6.1(b) and Section 6.1(c), all filings with, and all consents, approvals and authorizations of, any Governmental Entity or any other Person required to be made or obtained by Seller, Buyer or any of their respective Subsidiaries to consummate the Merger and the other transactions contemplated by this Agreement shall have been obtained, other than such consents, approvals and authorizations the failure of which to be made or obtained would not, individually or in the aggregate, have a Buyer Material Adverse Effect (determined, for purposes of this clause, after giving effect to the Merger).

(f) Dissenting Shares. Holders of no greater than 15% of the issued and outstanding shares of Seller Common Stock shall have demanded appraisal for such shares in accordance with the DGCL (excluding such holders who have failed to perfect, withdrawn or otherwise lost such right to appraisal) prior to the Closing.

(g) Seller Notes Redemption. As of or concurrently with the Closing, the Seller Notes Redemption shall have been consummated consistent with the terms and conditions set forth in Section 5.9.

(h) Communications Regulatory Opinion. Buyer shall have received a written opinion of Buyer’s FCC counsel, dated as of the Closing Date, to the effect that, as of such date, (i) Buyer and its Subsidiaries have all required authorizations, licenses and permits required under the Communications Act, and the rules, regulations, policies or orders of the FCC (the “FCC Authorizations”); (ii) all such FCC Authorizations are in full force and effect; (iii) there are no complaints, proceedings, investigations, protests, notices of violation, notices of apparent liability, petitions or other objections (whether formal or informal) currently pending or threatened at the FCC relating to the FCC Authorizations of Buyer or its Subsidiaries; and (iv) the consummation of this Agreement and the other transactions contemplated hereunder shall not result in or cause a cancellation, termination, revocation, forfeiture, modification or material impairment of such FCC Authorizations.

(i) Certain Seller Agreements. Seller shall have delivered correct and complete copies of the Amendment to Stockholders’ Agreement, the Amendment to Registration Rights Agreement and each Lock-Up Letter, and none of the Amendment to Stockholders’ Agreement, the Amendment to Registration Rights Agreement or any Lock-Up Letter shall have been breached, amended or modified in any manner, and each of the Amendment to Stockholders’ Agreement, the Amendment to Registration Rights Agreement and Lock-Up Letter shall be in full force and effect.

(j) Minority Interest Disposition. Buyer shall have received evidence reasonably satisfactory to Buyer that the Minority Interest Disposition shall have been consummated.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Seller Stockholder Approval or the Buyer Stockholder Approval:

(a) by mutual written consent of Seller and Buyer (as authorized by the Board of Directors of each of Seller and Buyer);

(b) by written notice of either Seller or Buyer (as authorized by the Board of Directors of Seller or Buyer, as applicable):

(i) if the Merger shall not have been consummated by a date no later than 150 days from the date hereof (the “Outside Date”); provided, that if, as of such Outside Date, all conditions that are not to be satisfied by action taken at the Closing set forth in Section 6.1, Section 6.2 and Section 6.3 shall have been satisfied or waived, other than the conditions set forth in Section 6.1(b), Section 6.1(c) or Section 6.1(e), then the Outside Date shall be extended at the election of either Buyer or Seller to a date not later than 180 days from the date hereof, which date shall thereafter be deemed to be the Outside Date; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement has been the cause of, or resulted in, the Merger not occurring on or before the Outside Date; provided, further, that if the condition set forth in Section 6.1(e) is satisfied on or before the Outside Date but not within sufficient time to permit Buyer to hold the Buyer Stockholders Meeting before the Outside Date, then the Outside Date shall be extended at the election of Buyer to permit Buyer to hold the Buyer Stockholders Meeting and provide the requisite notice to the Buyer Stockholders in accordance with the DGCL to a date not later than 180 days from the date hereof, which date shall thereafter be deemed to be the Outside Date; or

(ii) if a Governmental Entity that is of competent jurisdiction shall have issued a final and nonappealable order, decree or ruling or taken any other action (including the failure to have taken an action) having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

(iii) if the Buyer Stockholder Approval shall not have been obtained at the Buyer Stockholders Meeting, or at any adjournment or postponement thereof, at which the vote to obtain the Buyer Stockholder Approval was taken;

(c) by Seller (as authorized by its Board of Directors):

(i) upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement or after the occurrence or happening of an event or circumstance, in each case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would be incapable of being satisfied by the Outside Date; or

(ii) prior to the applicable Superior Proposal Termination Date, if Seller’s Board of Directors or a committee thereof shall have resolved to terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal in accordance with Section 4.2 (including satisfaction of each condition set forth in Section 4.2(d)); or

(iii) if Buyer’s Board of Directors or a committee thereof, for any reason, shall have (A) effected a Change of Recommendation, or (B) approved or recommended any Alternative Transaction;

(d) by Buyer (as authorized by its Board of Directors):

(i) upon a breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement or after the occurrence or happening of an event or circumstance, in each case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would be incapable of being satisfied by the Outside Date; or

(ii) prior to the applicable Superior Proposal Termination Date, if Buyer’s Board of Directors or a committee thereof shall have resolved to terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal in accordance with Section 4.2 (including satisfaction of each condition set forth in Section 4.2(d)); or

(iii) if Seller’s Board of Directors or a committee thereof, for any reason, shall have (A) effected a Change of Recommendation, (B) approved or recommended any Alternative Transaction, or (C) failed, within ten (10) business days after any tender or exchange offer relating to Seller Common Stock commenced by any Person (other than Buyer) shall have been first published, sent or given, to have sent to its security holders a statement disclosing that Seller’s Board of Directors recommends rejection of such tender offer or exchange offer; or

(iv) if the Seller Stockholder Approval is not obtained by delivery of the Written Consents by 5:00 p.m., New York City time, on the first (1st) business day after the date of execution of this Agreement in accordance with Section 5.1(a).

SECTION 7.2. Effect of Termination.

(a) In the event of termination of this Agreement as provided in Section 7.1 and the payment of a Seller Termination Fee, if any, or a Buyer Termination Fee, if any, as applicable, this Agreement shall forthwith become void and have no further force or effect and there shall be no liability of any nature whatsoever on the part of any of the parties, except (i) as set forth in Section 5.3(b), Section 5.6, this Section 7.2, and Article VIII (other than Section 8.1) to the extent applicable to such surviving sections, each of which shall survive termination of this Agreement, (ii) that nothing herein shall relieve any party from any further liability for any willful or intentional breach of any representation, warranty, covenant or agreement of such party contained herein occurring prior to the termination of this Agreement, and (iii) with respect to a termination pursuant to Section 7.1(d)(iv), Seller shall promptly following such termination pay Buyer a fee equal to the sum of (A) $4,800,000 plus (B) an amount equal to the reasonable out-of-pocket expenses incurred by Buyer in connection with the transactions contemplated by this Agreement not to exceed $500,000 in the aggregate. No termination of this Agreement shall affect the obligations of the parties contained in the CDA, all of which obligations shall survive termination of this Agreement in accordance with their terms.

(b) In the event that this Agreement is terminated by Seller pursuant to Section 7.1(c)(ii) or by Buyer pursuant to Section 7.1(d)(iii), Seller shall, concurrently with such termination, pay Buyer a fee equal to the sum of (i) $14,000,000 plus (ii) an amount equal to the reasonable out-of-pocket expenses incurred by Buyer in connection with the transactions contemplated by this Agreement not to exceed $500,000 in the aggregate (the “Seller Termination Fee”).

(c) In the event that this Agreement is terminated by Buyer or Seller pursuant to Section 7.1(b)(iii), by Seller pursuant to Section 7.1(c)(iii) or by Buyer pursuant to Section 7.1(d)(ii), Buyer shall, concurrently with such termination, pay Seller a fee equal to the sum of (i) $14,000,000 plus (ii) an amount equal to the reasonable out-of-pocket expenses incurred by Seller in connection with the transactions contemplated by this Agreement not to exceed $500,000 in the aggregate (the “Buyer Termination Fee”).

(d) All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party to receive payment. Each of Buyer and Seller acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Seller or Buyer, as the case may be, fails to pay in a timely manner the amounts due pursuant to this Section 7.2 and, in order to obtain such payment, the other party makes a claim that results in a judgment against the party failing to pay the amounts required by this Section 7.2, the party so failing shall pay to the other party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such claim, together with interest at the rate of interest per annum publicly announced by Deutsche Bank as its prime rate at its principal office in New York City, as in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.2 shall not be in lieu of damages incurred in the event of breach of this Agreement, to the extent permitted by this Section 7.2.

SECTION 7.3. Amendment. Subject to compliance with Applicable Laws, this Agreement may be amended by the parties at any time before or after the Seller Stockholder Approval or the Buyer Stockholder Approval; provided, however, that after the occurrence of the Seller Stockholder Approval or Buyer Stockholder Approval, as the case may be, there may not be, without further approval of such stockholders, any amendment of this Agreement which by Applicable Laws requires the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors or a duly designated committee thereof.

SECTION 7.4. Extension; Waiver. At any time prior to the Effective Time, a party may, subject to the proviso of Section 7.3 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by any other party hereto with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 7.4 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit the survival of any covenant or agreement of the parties in this Agreement or in any instrument delivered pursuant to this Agreement which by its terms contemplates performance after the Effective Time.

SECTION 8.2. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (receipt confirmed) or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Buyer or Merger Sub to:

PAETEC Holding Corp.
One PAETEC Plaza
600 Willowbrook Office Park
Fairport, New York 14450
Fax: (585) 340-2563
Attention:	General Counsel

with a copy (which shall not constitute notice) to:

Hogan & Hartson L.L.P.
8300 Greensboro Drive
Suite 1100
McLean, Virginia 22102
Fax: (703) 610-6200
Attention:	Richard J. Parrino, Esq. and
Thomas E. Repke, Esq.

(b) if to Seller, to:

McLeodUSA Incorporated
16479 Dallas Pkwy
Suite 700
Bent Tree Towers II
Dallas, TX 75248
Fax: (469) 341-3211
Attention:	Bernie Zuroff, Esq.

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
One International Place
Boston, MA 02110
Fax: (617) 951-7050
Attention:	Robert L. Nutt Esq. and
Keith F. Higgins Esq.

SECTION 8.3. Definitions. For purposes of this Agreement:

(a) An “Affiliate” of any Person means another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

(b) An “Alternative Transaction” means any (i) transaction pursuant to which any Person (or group of Persons), directly or indirectly, acquires or would acquire more than 20% of the outstanding voting power of Seller Common Stock or Buyer Common Stock, as applicable, whether from Seller or Buyer, as applicable, or pursuant to a tender offer or exchange offer or otherwise, (ii) transaction pursuant to which any Person (or group of Persons) acquires or would acquire control of assets of Seller or Buyer or any of their respective Subsidiaries representing more than 20% of the fair market value of all of the assets, net revenues or net income of Seller and its Subsidiaries, taken as a whole, or Buyer and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (iii) merger, share exchange, consolidation, business combination, recapitalization or similar transaction (other than the Merger) involving Seller or Buyer or any of their respective Subsidiaries, as applicable, as a result of which the holders of shares of Seller Common Stock or Buyer Common Stock, respectively, immediately prior to such transaction would not, in the aggregate, own more than 80% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof, in each case other than the transactions contemplated by this Agreement;

(c) “Annual Meeting Proposals” means, with respect to the Buyer Stockholders Meeting, proposals for action by the Buyer Stockholders to approve (i) the election of three (3) Class I directors to Buyer’s Board of Directors and (ii) the adoption of an employee stock purchase plan relating to Buyer Common Stock;

(d) “Applicable Laws” means all laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Entity;

(e) “Buyer Ancillary Agreements” means the Buyer Voting Agreements and the Board Membership Agreement;

(f) “Buyer Common Stock” means the common stock, par value $0.01 per share, of Buyer;

(g) “Buyer Stockholder Approval” means the affirmative vote of the Buyer Stockholders holding a majority of the shares of Buyer Common Stock that are present (in person or by proxy) at the Buyer Stockholders Meeting and entitled to vote on the issuance of the shares of Buyer Common Stock in the Merger pursuant to this Agreement;

(h) “Cause” has the meaning set forth in the applicable employment or similar agreement between Seller and the applicable holder of Seller Options, or, if no such agreement is in effect, shall mean a termination following such holder’s (i) engaging in a criminal act involving Seller; (ii) engaging in willful misconduct that the Committee (as defined in the Seller 2006 Plan) determines in its good faith discretion is, or has the potential to be, materially injurious to Seller, monetarily or otherwise including reputation, (iii) breach of fiduciary duty involving personal profit, including embezzlement, misappropriation or conversion of assets or opportunities of Seller or any of its Affiliates or Subsidiaries or (iv) material breach of Seller’s Code of Business Conduct and Ethics or other Seller policy;

(i) “Change of Recommendation” means (i) in the case of Seller, the withholding, withdrawal, amendment, qualification or modification of the recommendation of Seller’s Board of Directors in favor of adoption of this Agreement and approval of the transactions contemplated hereby, including the Merger, and (ii) in the case of Buyer, the withholding, withdrawal, amendment, qualification or modification of the recommendation of Buyer’s Board of Directors in favor of the issuance of Buyer Common Stock in the Merger;

(j) “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder;

(k) “Communications Act” means the Communications Act of 1934, as amended;

(l) “Consenting Stockholders” means the Stockholders listed on Exhibit A hereto;

(m) “Contract” shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, instrument, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect;

(n) “Environmental Laws” means any and all federal, state, foreign, interstate, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to, or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health, safety or the environment including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C., § 136 et seq., the Occupational Safety and Health Act 29 U.S.C. § 651 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and the Endangered Species Act (16 U.S.C. § 1531 et seq.) as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes;

(o) “Environmental Liabilities” with respect to any Person means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing, initiated or occurring on or prior to the Effective Time;

(p) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

(q) “ERISA Affiliate” means any other person that, together with Seller or any of its Subsidiaries, would be treated as a single employer under Section 414 of the Code;

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended;

(s) “FCC” means the Federal Communications Commission;

(t) “Fidelity Funds” means, collectively, Fidelity Advisor Series II: Fidelity Advisor High Income Advantage Fund, Pension Investment Committee of General Motors for General Motors Employees Domestic Group Pension Trust, Fidelity Security Fund: Fidelity Leveraged Company Stock Fund, Commonwealth of Massachusetts Pension Reserves Investment Management Board, and Fidelity Advisor Series I: Fidelity Advisor Leveraged Company Stock Fund;

(u) “GAAP” means United States generally accepted accounting principals consistently applied;

(v) “Governmental Entity” means any national, state, or local government or multinational body, any state administrative agency, commission (including the FCC and SEC), or other political subdivision thereof or any entity (including a court) exercising executive, legislative, judicial or administrative functions of or pertaining to government, any stock exchange or self regulatory entity supervising, organizing and supporting any stock exchange;

(w) “Hazardous Materials” means any materials or wastes, defined, listed, classified or regulated, substances in or under any Environmental Laws including, petroleum, petroleum products, asbestos, urea formaldehyde, methyl tertiary-butyl ether, radioactive materials and polychlorinated biphenyls;

(x) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

(y) “Indebtedness” with respect to any Person, means, at any time without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations (other than trade payables, accounts payable, contract termination fees, accrued expenses and deferred tax and other credits incurred in the ordinary course of such Person’s business), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (v) all obligations of such Person as lessee under leases that are or should be capitalized in accordance with GAAP, (vi) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (vii) all obligations of such Person in respect of interest rate or currency hedging agreements, (viii) all obligations of such Person to guarantee any debt, leases, dividends or other payment obligations, (ix) all off-balance sheet liabilities (other than operating leases) and (x) all indebtedness and other payment obligations referred to in clauses (i) through (ix) above of another Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations; provided, however, that notwithstanding the foregoing, “Indebtedness” shall not include any Indebtedness owed to Seller or any Subsidiary of Seller by Seller or any Subsidiary of Seller;

(z) “Intellectual Property” means (i) trademarks, service marks, trade names, brand names, certification marks, designs, logos and slogans, commercial symbols, business name registrations, domain names, trade dress and other indications of origin and general intangibles of like nature, the goodwill associated with the foregoing and registrations in any domestic or foreign jurisdiction of, and applications in any such jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions and discoveries, whether patentable or not and whether or not reduced to practice, in any domestic or foreign jurisdiction; (iii) patents, applications for patents (including divisions, continuations, continuations-in-part, provisionals, continued prosecution applications, substitutions, reissues, reexaminations and renewal applications), and any renewals, extensions, supplementary protection certificates or reissues thereof, in any such jurisdiction; (iv) research and development data, formulae, know-how, proprietary processes, algorithms, models and methodologies, technical information, designs, procedures, trade secrets and confidential information and rights in any domestic or foreign jurisdiction to limit the use or disclosure thereof by any Person; (v) writings and other works of authorship of any type (including the content contained on any web site), whether copyrightable or not, in any such jurisdiction; (vi) computer software (whether in source code or object code form), databases, compilations and data; and (vii) registrations or applications for registration of copyrights in any domestic or foreign jurisdiction, and any renewals or extensions thereof; and (viii) any similar intellectual property or proprietary rights;

(aa) “IRS” means the Internal Revenue Service;

(bb) “Knowledge” means, with respect to Seller, the actual knowledge of the individuals listed in Section 8.3(bb) of the Seller Disclosure Schedule and, with respect to Buyer, the actual knowledge of the individuals listed in Section 8.3(bb) of the Buyer Disclosure Schedule;

(cc) “Leased Network Facilities” means, with respect to Seller and Buyer and their respective Subsidiaries, all of the Network Facilities of the applicable company and such company’s Subsidiaries that are not owned by such company or any of such company’s Subsidiaries but are provided under lease, license, IRUs or other agreements, including Right-of-Way Agreements, between such company or any of such company’s Subsidiaries and third Persons;

(dd) “Leased Real Property” means all real property occupied or used pursuant to all leases, subleases, licenses and occupancy agreements;

(ee) “Liens” means all mortgages, pledges, claims, restrictions, infringements, liens, charges, encumbrances and security interests and claims of any kind or nature whatsoever;

(ff) “Material Adverse Effect” means, when used with respect to Buyer or Seller or any of their respective Subsidiaries, any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”) that, individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably expected (i) to be materially adverse to the business, assets (including intangible assets), liabilities, capitalization, condition (financial or otherwise) or results of operations of Buyer and its Subsidiaries, taken as a whole, or Seller and its Subsidiaries, taken as a whole, as the case may be; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or shall be a Material Adverse Effect on Seller and its Subsidiaries, taken as a whole, or Buyer and its Subsidiaries, taken as a whole: (A) events or circumstances generally affecting the segments of the telecommunications industry in which Buyer and Seller and their respective Subsidiaries operate, and which do not have a materially disproportionate effect on Seller and its Subsidiaries, taken as a whole, or Buyer and its Subsidiaries, taken as a whole, as the case may be; (B) U.S. or global economic conditions; (C) events or circumstances relating to the execution, delivery, announcement or performance of this Agreement or the consummation of any transaction contemplated hereby, including the Merger; or (D) with respect to Buyer and its Subsidiaries, a decline in the market price of the Buyer Common Stock or other securities of Buyer, or (ii) to impair in any material respect the ability of Buyer (other than as a result of an event or circumstance otherwise constituting a Seller Material Adverse Effect), Seller (other than as a result of an event or circumstance otherwise constituting a Buyer Material Adverse Effect) or Merger Sub (other than as a result of an event or circumstance otherwise constituting a Seller Material Adverse Effect) to perform its obligations under this Agreement or prevent or materially delay the consummation by such party of any of the transactions contemplated hereby;

(gg) “Multiemployer Plan” means a “multiemployer pension plan,” as that term is defined in Section 3(37) of ERISA;

(hh) “Network Facilities” means, with respect to Seller and Buyer and their respective Subsidiaries, all material network facilities (including, cables, wires, conduits, switches, and other equipment and facilities) and related material operating support systems, network operations centers, and land and buildings associated therewith. For purposes of this definition “material” shall mean any network facility the absence of which would materially and adversely affect the ability of the applicable company or any of such company’s Subsidiaries to use such company’s domestic or international networks, taken as a whole, in the manner and scope in which such network is currently being used;

(ii) “Ordinary Course of Business” means the ordinary course of business of Seller and its Subsidiaries consistent with past custom and practice;

(jj) “Owned Network Facilities” means, with respect to Seller and Buyer and their respective Subsidiaries, Network Facilities that are owned by the applicable company or such company’s Subsidiaries;

(kk) “Owned Real Property” means real property, together with all improvements and fixtures presently or hereafter located thereon or attached or appurtenant thereto, owned by a Person, and all easements, licenses, rights and appurtenances relating to the foregoing;

(ll) “Permitted Liens” means (i) mechanics’, carriers’, workers’ or repairmen’s liens arising in the ordinary course of business and securing payments or obligations that are not delinquent or which are being contested in good faith by appropriate proceedings, (ii) statutory landlord’s Liens and Liens granted to landlords under any leases, (iii) Liens for Taxes, assessments and other similar governmental charges which are not due and payable and (iv) Liens that arise under zoning, land use and other similar laws or regulations, and easements, covenants, rights-of-way and other imperfections of title or encumbrances, if any, which do not materially affect the marketability of the property subject thereto and do not materially impair the use of the property subject thereto as presently used;

(mm) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(nn) “SEC” means the Securities and Exchange Commission;

(oo) “Seller Ancillary Agreements” means the Amendment to Stockholders’ Agreement and the Amendment to Registration Rights Agreement;

(pp) “Seller Funds” means, collectively, the Fidelity Funds, the Wayzata Funds and Jefferies High Yield Trading, LLC;

(qq) “Seller Officers” means each of Messrs. Royce J. Holland, Joseph H. Ceryanec, Richard J. Buyens, Christopher W. MacFarland, John M. Dumbleton, J. Christopher Ryan, Michael F. Edl, Bernard L. Zuroff and Timothy Naramore;

(rr) “SOX” means the Sarbanes Oxley Act of 2002;

(ss) a “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body is (or, if there are no such voting interests, more than 50% of the equity interests of which are) owned directly or indirectly by such first Person;

(tt) a “Superior Proposal” with respect to a party means an unsolicited, bona fide written Alternative Transaction Proposal made by a third Person to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination or acquisition transaction, (i) all or substantially all of the assets of such party or (ii) over 50% of the outstanding voting securities of such party and as a result of which the stockholders of such party immediately preceding such transaction would hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction (or its ultimate parent), which the Board of Directors of such party has in good faith determined (taking into account, among other things, (A) its consultation with its outside legal counsel and a financial adviser of national reputation and (B) all terms and conditions of such Alternative Transaction Proposal and this Agreement (as it may be proposed to be amended by the other party hereto)) to be more favorable, from a financial point of view, to such party’s stockholders (in their capacities as stockholders), than the terms of this Agreement (as it may be proposed to be amended by the other party hereto) and to be reasonably capable in feasibility and certainty of being consummated on the terms proposed, taking into account all other legal, financial, regulatory and other aspects of such Alternative Transaction Proposal (including conditions to consummation such as a financing condition);

(uu) “Superior Proposal Termination Date” means, (i) in the case of Seller, the date that is twenty (20) business days after the date hereof and (ii) in the case of Buyer, the date of the occurrence of the Buyer Stockholder Approval;

(vv) “Tax Authority” means the IRS and any other domestic or foreign Governmental Entity responsible for the administration or collection of any Taxes;

(ww) “Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes;

(xx) “Taxes” means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added;

(yy) “Wayzata Funds” means, collectively, Wayzata Opportunities Fund, LLC, Wayland Distressed Opportunities Fund I-C, LLC, Wayzata Recovery Fund, LLC, Wayland Distressed Opportunities Fund I-B, LLC and Wayzata Opportunities Fund Offshore, L.P.; and

(zz) “Written Consents” means the written consents executed by the Consenting Stockholders adopting this Agreement and approving the transactions contemplated hereby, including the Merger, substantially in the form attached hereto as Exhibit B.

SECTION 8.4. Terms Defined Elsewhere. The following terms are defined elsewhere other than in Section 8.3 in this Agreement, as indicated below:

Adjusted Option	2.3(a)
Affiliate Letter	5.12(a)
Agreement	Introduction
Alternative Transaction Proposal	4.2(a)
Amendment to Registration Rights Agreement	4.5
Amendment to Stockholders’ Agreement	4.4
Benefits Continuation Period	5.11(a)
Board Membership Agreement	1.7
Buyer	Introduction
Buyer Balance Sheet	3.2(d)(iii)
Buyer Business	4.2(a)
Buyer Bylaws	1.7
Buyer Charter	1.7
Buyer Disclosure Schedule	3.2
Buyer Licenses or Permits	3.2(g)(i)
Buyer Material Adverse Effect	3.2(a)
Buyer Options	3.2(b)(i)
Buyer Organizational Documents	1.7
Buyer Plan Options	3.2(b)(i)
Buyer Preferred Stock	3.2(b)(i)
Buyer Recommendation	Recitals
Buyer SEC Documents	3.2(d)(i)
Buyer Stockholders	Recitals
Buyer Stockholders Meeting	5.1(c)
Buyer Termination Fee	7.2(c)
Buyer Voting Agreements	Recitals
CDA	4.2(c)(i)
Certificate of Merger	1.3
Certificates	2.4(b)
Closing	1.2
Closing Date	1.2
Communications Laws	3.1(n)(i)
Continuing Employees	5.11(a)
Creditors’ Laws	3.1(c)(i)
Customer Requirements	3.1(s)(iii)
DGCL	Recitals
Dissenting Shares	2.1(f)
Effective Time	1.3
Exchange Agent	2.4(a)
Exchange Fund	2.4(a)
Exchange Ratio	2.1(a)
FCC Authorizations	6.3(h)
Form S-4	3.1(e)
Good Condition	3.1(s)(iii)
Gross-Up Payment	3.1(i)(viii)

Improvements	3.1(r)
Indemnified Parties	5.5(a)
Indenture	5.9
Industry Standards	3.1(s)(iii)
Interested Party	4.2(a)
IRUs	3.1(f)(i)(E)
Lock-Up Letter	5.12(b)
Maximum Premium	5.5(b)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Introduction
Minority Interest Disposition	4.8
NASDAQ	2.1(d)
Network Facility Agreement	3.1(s)(v)
Outside Date	7.1(b)(i)
Post-Closing Benefits	5.11(a)
Pre-Closing Benefits	5.11(a)
Proxy Statement/Prospectus	3.1(e)
Registration Rights Provisions	5.16
Representatives	4.2(a)
Restricted Stock	2.2
Right-of-Way Agreement	3.1(s)(i)
Rule 145 Affiliates	5.12(a)
Seller	Introduction
Seller 2006 Plan	3.1(b)(i)
Seller Audited Financial Statements	3.1(d)(i)
Seller Balance Sheet	3.1(d)(iii)
Seller Benefit Plans	3.1(i)(i)
Seller Business	4.2(a)
Seller Bylaws	3.1(a)(ii)
Seller Charter	3.1(a)(ii)
Seller Common Stock	2.1
Seller Disclosure Schedule	3.1
Seller Financial Statements	3.1(d)(i)
Seller Licenses or Permits	3.1(g)(i)
Seller Material Adverse Effect	3.1(a)(i)
Seller Material Contract	3.1(q)(i)
Seller Notes	5.9
Seller Notes Redemption	5.9
Seller Notes Trustee	5.9
Seller Option	2.3(a)
Seller Organizational Documents	3.1(a)(ii)
Seller SEC Documents	3.1(d)
Seller Stockholder Approval	Recitals
Seller Subsidiary Organizational Documents	3.1(a)(ii)
Seller Termination Fee	7.2(b)
Seller Unaudited Financial Statements	3.1(d)(i)
Stockholders	Recitals
Subsequent Seller Financial Statements	3.1(d)(ii)
Surrender Date	2.4(b)
Surviving Corporation	1.1
Voting Debt	3.1(b)(iii)

SECTION 8.5. Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

SECTION 8.6. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.7. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents, agreements and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and neither party is relying on any other oral or written representation, agreement or understanding. Except for the provisions set forth in Section 5.5 (which are intended to benefit the Indemnified Parties, including Indemnified Parties who or which are not parties hereto), nothing in this Agreement is intended to confer upon any Person other than the parties any rights or remedies.

SECTION 8.8. Governing Law. This Agreement and any disputes arising out of or related to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

SECTION 8.9. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.10. Consent to Jurisdiction. Each of the parties hereto (a) consents to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and in the absence of jurisdiction of such court with respect to the applicable matter, any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, including the Merger, (b) agrees that it shall not attempt to deny or defeat such exclusive jurisdiction by motion or other request for leave from any such court, and (c) agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and in the absence of jurisdiction of such court with respect to the applicable matter, a federal court sitting in the State of Delaware or a Delaware state court.

SECTION 8.11. Headings, etc. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.12. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Laws in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.13. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 8.14. Waiver of Jury Trial. EACH OF BUYER, MERGER SUB AND SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF BUYER, MERGER SUB OR SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

SECTION 8.15. Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

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IN WITNESS WHEREOF, Seller, Buyer and Merger Sub have caused this Agreement to be executed under seal by their respective officers thereunto duly authorized, all as of the date first written above.

PAETEC HOLDING CORP.

By:	/s/ Arunas A. Chesonis
Name:	Arunas A. Chesonis
Title:	Chairman, President and Chief Executive Officer

MCLEODUSA INCORPORATED

By:	/s/ Royce J. Holland
Name:	Royce J. Holland
Title:	President and Chief Executive Officer

PS ACQUISITION CORP.

By:	/s/ Arunas A. Chesonis
Name:	Arunas A. Chesonis
Title:	Chairman, President and Chief Executive Officer

Exhibit A

Consenting Stockholders

Fidelity Advisor Series II: Fidelity Advisor High Income Advantage Fund

Pension Investment Committee of General Motors for General Motors Employees Domestic Group Pension Trust

Fidelity Securities Fund: Fidelity Leveraged Company Stock Fund

Commonwealth of Massachusetts Pension Reserves Investment Management Board

Fidelity Advisor Series I: Fidelity Advisor Leveraged Company Stock Fund

Wayzata Opportunities Fund, LLC

Wayland Distressed Opportunities Fund I-C, LLC

Wayzata Recovery Fund, LLC

Wayland Distressed Opportunities Fund I-B, LLC

Wayzata Opportunities Fund Offshore, L.P.

Jefferies High Yield Trading, LLC

Exhibit B

WRITTEN CONSENT

OF

STOCKHOLDER

OF

SELLER INCORPORATED

The undersigned, being a holder of the number of shares of common stock, par value $0.01 per share (the “Shares”), of McLeodUSA Incorporated, a Delaware corporation (the “Corporation”), set forth below the undersigned’s signature, does hereby adopt the following resolutions by written consent without a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”):

WHEREAS, the Board of Directors of the Corporation (the “Board”) has reviewed, from a financial, business, operational, and strategic point of view, a business combination proposal (the “Merger”), the terms of which are set forth in the Agreement and Plan of Merger, dated as of September 17, 2007 (the “Merger Agreement”), by and among the Corporation, PAETEC Holding Corp., a Delaware corporation (“Buyer”), and PS Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of Buyer (a copy of which Merger Agreement is attached hereto as Exhibit A), has approved the Merger Agreement and deemed it advisable and in the best interests of the Corporation and its stockholders, and has unanimously recommended that the stockholders of the Corporation vote for or consent in respect of the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger; and

WHEREAS, the undersigned deems it advisable to adopt the Merger Agreement for purposes of Section 251 of the DGCL and approve the transactions contemplated thereby, including the Merger;

NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement, be, and hereby is, adopted and the Merger is approved in all respects;

RESOLVED FURTHER, the undersigned acknowledges that if the Board approves an amendment, modification or waiver of any of the terms and provisions of the Merger Agreement (any such amendment, modification or waiver, an “Amendment”) after the date of this consent, to the extent permitted by the DGCL, the undersigned shall be deemed to have approved such Amendment and will be bound by such Amendment; and

RESOLVED FURTHER, that consistent with the foregoing resolutions, the appropriate officers of the Corporation, or any one or more of them, hereby are authorized and directed, in the name and on behalf of the Corporation, to do all things, to take all such actions and to execute, deliver and file all such other agreements, amendments, instruments, reports, documents, and regulatory and other notices as may be determined by such officers to be necessary or appropriate in effecting the forgoing resolutions (such determination to be conclusively, but not exclusively, evidenced by the taking of such actions or the execution, delivery and filing of such agreements, amendments, instruments, reports, documents, or regulatory or other notices by such officers).

The actions taken by this consent shall have the same force and effect as if taken at a meeting of stockholders of the Corporation, duly called and constituted pursuant to the DGCL.

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IN WITNESS WHEREOF, the undersigned has executed and delivered this consent as of the date set forth below such stockholder’s name.

By:

Name:

Title:

Number of Shares:

Date:

Exhibit 1.7

Form of Board Membership Agreement

BOARD MEMBERSHIP AGREEMENT, dated as of                     , 200   (this “Agreement”), among PAETEC Holding Corp., a Delaware corporation (“Parent”), each Person listed on the signature pages hereof under the heading “Fidelity Stockholders” (collectively and as more fully defined below, the “Fidelity Stockholders”), and each Person listed on the signature pages hereof under the heading “Wayzata Stockholders” (collectively and as more fully defined below, the “Wayzata Stockholders”);

WHEREAS, as of the date hereof (the “Effective Date”), Parent has consummated a merger transaction pursuant to which the common stock, par value $0.01 per share, of McLeodUSA Incorporated (the “Seller Common Stock”) held by the Fidelity Stockholders has been converted into the right to receive              shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) and the Seller Common Stock held by the Wayzata Stockholders has been converted into the right to receive              shares of the Parent Common Stock; and

WHEREAS, Parent, the Fidelity Stockholders and the Wayzata Stockholders wish to enter into this Agreement to set forth their mutual agreement with respect to the board membership and board observer rights provided for herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” has the same meaning as in Rule 12b-2 promulgated under the Exchange Act as in effect on the date hereof.

“Beneficial owner” and to “beneficially own” has the same meaning as in Rule 13d-3 promulgated under the Exchange Act as in effect on the date hereof; provided that a Person shall not be deemed to be the beneficial owner of any Parent Common Stock solely because such Person is a party to this Agreement, if such Person would not be deemed to be the beneficial owner of such Parent Common Stock within the meaning of such Rule 13d-3 if such Person were not a party to this Agreement.

“Board of Directors” means the Board of Directors of Parent.

“Director” means a member of the Board of Directors.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fidelity Board Observer Period” means the period beginning on the Effective Date and expiring on the earlier to occur of (a) the date on which the Fidelity Stockholders collectively shall cease to own of record and beneficially at least              Merger Shares [50% of Closing Date position], as such number of Merger Shares shall be proportionately adjusted in connection with any stock split, stock dividend, reverse stock split or other combination, reclassification or other similar event affecting the Parent Common Stock, and (b)                     , 200   [second anniversary of Closing].

“Fidelity Stockholders” means the Persons listed on the signature pages hereof under the heading “Fidelity Stockholders” and any other Affiliate of FMR Corp. advised by FMR Corp.

“Merger” means the merger consummated on the Effective Date pursuant to the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of September 17, 2007, as amended from time to time, among Parent, PS Acquisition Corp., a wholly-owned subsidiary of Parent, and McLeodUSA Incorporated.

“Merger Shares” means the Parent Common Stock issued by Parent in the Merger pursuant to the Merger Agreement to the Fidelity Stockholders or the Wayzata Stockholders, as the case may be.

“Person” means any individual, corporation, partnership, limited liability company, limited partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government body.

“Wayzata Board Membership Period” means the period beginning on the day following the Effective Date and expiring on the earlier to occur of (a) the date on which the Wayzata Stockholders collectively shall cease to own of record and beneficially at least              Merger Shares [50% of Closing Date position], as such number of Merger Shares shall be proportionately adjusted in connection with any stock split, stock dividend, reverse stock split or other combination, reclassification or other similar event affecting the Parent Common Stock, and (b)                     , 200   [second anniversary of Closing].

“Wayzata Stockholders” means the Persons listed on the signature pages hereof under the heading “Wayzata Stockholders” and any Affiliate of Wayzata Investment Partners LLC.

ARTICLE II

SECTION 2.1. Designation of Director. During the Wayzata Board Membership Period, the Wayzata Stockholders collectively shall be entitled to designate one individual for appointment or for nomination for election to the Board of Directors.

SECTION 2.2. Vacancies Resignations.

(a) Subject to Section 2.2(b), during the Wayzata Board Membership Period, in the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal of the Director designated for appointment or for nomination for election to the Board of Directors pursuant to Section 2.1, the Wayzata Stockholders shall collectively have the right, by written notice to Parent, to designate a replacement individual for appointment or nomination for election to the Board of Directors to fill such vacancy. Each such replacement designee shall be reasonably acceptable to Parent. If the Wayzata Stockholders do not designate any such replacement to fill such vacancy within 30 days after receipt by the Wayzata Stockholders of written notice from Parent that the Wayzata Stockholders have 30 days to designate a replacement to fill such vacancy, the Board of Directors shall be entitled to fill such vacancy or to reduce the number of authorized Directors by one, and the Wayzata Stockholders thereafter shall not have any rights to designate a Director pursuant to this Agreement. The Director appointed or elected to the Board of Directors pursuant to a designation made by Wayzata Stockholders in accordance with this Section 2.2(a) shall be deemed for purposes of this Article II to be a Director who was designated for appointment or nomination for election to the Board of Directors pursuant to Section 2.1.

(b) Promptly upon the expiration of the Wayzata Board Membership Period, the Wayzata Stockholders shall take all necessary actions (including actions as stockholders of Parent) to cause the Director they have previously designated for appointment or nomination for election to the Board of Directors pursuant to Section 2.1 to resign from the Board of Directors as soon as reasonably practicable.

SECTION 2.3. Action by Wayzata Stockholders. All communications by and to the Wayzata Stockholders relating to the exercise of their rights pursuant to Sections 2.1 and 2.2 shall be directed to and by a single representative of the Wayzata Stockholders designated in writing by the Wayzata Stockholders to the Company from time to time. The Company may rely upon any such designation that is executed and delivered by Wayzata Stockholders that collectively own of record and beneficially at least a majority of the Merger Shares then owned of record and beneficially by all Wayzata Stockholders. The initial representative of the Wayzata Stockholders shall be             .

SECTION 2.4. Undertaking By Parent. During the Wayzata Board Membership Period, Parent agrees to take such action as shall be necessary to cause each individual designated by the Wayzata Stockholders pursuant to Section 2.1 to be appointed as a Director or to be nominated for election by Parent’s stockholders as a Director.

ARTICLE III

BOARD OBSERVER RIGHTS

SECTION 3.1. Board Observer Rights. During the Fidelity Board Observer Period, the Fidelity Stockholders shall have the right to appoint one representative (the “Observer Representative”) to attend each meeting of the Board of Directors as a non-voting observer, whether such meeting is conducted in person or by teleconference. The Observer Representative shall have the right to present matters for consideration by the Board of Directors and to speak on matters presented by others. Subject to the confidentiality provisions of Section 3.2, Parent shall cause the Observer Representative to be provided with all communications and materials that are provided by Parent or its consultants to the members of the Board of Directors generally, including all notices, board packages, reports, presentations, minutes and consent instruments. As of the date hereof,              serves as the Observer Representative. The Fidelity Stockholders may change the Observer Representative from time to time during the Fidelity Board Observer Period upon written notice to Parent, provided that each Observer Representative appointed from time to time shall be reasonably acceptable to Parent. Parent shall reimburse the Observer Representative or the Fidelity Stockholders for the reasonable out-of-pocket travel expenses of the Observer Representative in attending meetings of the Board of Directors.

SECTION 3.2. Confidentiality. Notwithstanding any provision of Section 3.1 to the contrary, the Board of Directors shall have the right to keep confidential from the Observer Representative for such period of time as the Board of Directors deems reasonable any information and copies of written materials Parent is required by law or agreement with a third party to keep confidential. As a condition of the exercise of his rights under this Section 3.1, the Observer Representative shall enter into such agreements or undertakings with Parent to maintain the confidentiality of information provided to him in connection with the exercise of such rights as Parent may reasonably request.

SECTION 3.3. Action by Fidelity Stockholders. All communications by and to the Fidelity Stockholders relating to the exercise of their rights pursuant to Section 3.1 shall be directed to and by a single representative of the Fidelity Stockholders designated in writing by the Fidelity Stockholders to the Company from time to time. The Company may rely upon any such designation that is executed and delivered by Fidelity Stockholders that collectively own of record and beneficially at least a majority of the Merger Shares then owned of record and beneficially by all Fidelity Stockholders. The initial representative of the Fidelity Stockholders shall be             .

ARTICLE IV

MISCELLANEOUS

SECTION 4.1. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by facsimile, hand delivery, by mail (registered or certified mail, postage prepaid, return receipt requested) or by any overnight courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

if to the Wayzata Stockholders, to their representative

designated pursuant to Section 2.3, as follows:

Wayzata Investment Partners LLC

45 Fairfield Street, 4th Floor

Boston, Massachusetts 02116

Attention: John McEvoy

if to the Fidelity Stockholders, to their representative

designated pursuant to Section 3.3, as follows:

if to PAETEC Holding Corp., to:

PAETEC Holding Corp.

One PAETEC Plaza

600 Willowbrook Office Park

Fairport, New York 14450

Attention: General Counsel

Facsimile: (585) 340-2563

with a copy (which shall not constitute notice) to:

Hogan & Hartson L.L.P.

8300 Greensboro Drive

McLean, Virginia 22102

Attention: Richard J. Parrino

Facsimile: (703) 610-6200

SECTION 4.2. Amendments; Waivers. No modification, amendment or waiver of any provision of this Agreement shall be effective against Parent or any other party hereto, unless such modification, amendment or waiver is approved in writing by Parent and each other party hereto, provided that (a) any modification, amendment or waiver approved by the holders of a majority of the Merger Shares owned of record and beneficially by the Fidelity Stockholders shall be effective against each Fidelity Stockholder and (b) any modification, amendment or waiver approved by the holders of a majority of the Merger Shares owned of record and beneficially by the Wayzata Stockholders shall be effective against each Wayzata Stockholder. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 4.3. Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as such other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated by this Agreement and otherwise to carry out the intent of the parties hereunder.

SECTION 4.4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement, so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement shall be consummated as originally contemplated to the fullest extent possible.

SECTION 4.5. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof This Agreement shall not be assigned by operation of law or otherwise.

SECTION 4.6. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party hereto and their respective successors.

SECTION 4.7. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to principles of conflicts of law. Each of the parties hereto (a) consents to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and in the absence of jurisdiction of such court with respect to the applicable matter, any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such exclusive jurisdiction by motion or other request for leave from any such court, and (c) agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and in the absence of jurisdiction of such court with respect to the applicable matter, a federal court sitting in the State of Delaware or a Delaware state court. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 4.8. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 4.9. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 4.10. Effectiveness; Termination.

(a) This Agreement shall be effective as of the Effective Date upon its execution by Parent, each Fidelity Stockholder and each Wayzata Stockholder.

(b) The rights and obligations hereunder of the Fidelity Stockholders, and the rights and obligations hereunder of Parent and each Wayzata Stockholder with respect to the Fidelity Stockholders, shall terminate as of the expiration of the Fidelity Board Observer Period.

(c) The rights and obligations hereunder of the Wayzata Stockholders, and the rights and obligations hereunder of Parent and each Fidelity Stockholder with respect to the Wayzata Stockholders, shall terminate as of the Wayzata Board Membership Period.

SECTION 4.11. Obligations Imposed By Law. Any obligation imposed upon Parent, any Wayzata Stockholder or any Fidelity Stockholder hereunder shall not be exclusive of, or otherwise relieve such party of, any obligation imposed upon Parent or such Wayzata Stockholder or Fidelity Stockholder by the laws of the State of Delaware.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PAETEC HOLDING CORP.

By:
Name:
Title:

FIDELITY STOCKHOLDERS:

FIDELITY ADVISOR SERIES II: FIDELITY ADVISOR HIGH INCOME ADVANTAGE FUND

By:
Name:
Title:

COMMONWEALTH OF MASSACHUSETTS PENSION RESERVES INVESTMENT MANAGEMENT BOARD

By:	Fidelity Management Trust Company, as Investment Manager, under Power of Attorney

By:
Name:
Title:

PENSION INVESTMENT COMMITTEE OF GENERAL MOTORS FOR GENERAL MOTORS EMPLOYEES DOMESTIC GROUP PENSION TRUST

By:	Fidelity Management Trust Company, as Investment Manager, under Power of Attorney

By:
Name:
Title:

FIDELITY SECURITIES FUND: FIDELITY LEVERAGED COMPANY STOCK FUND

By:
Name:
Title:

FIDELITY ADVISOR SERIES I: FIDELITY ADVISOR LEVERAGED COMPANY STOCK FUND

By:
Name:
Title:

WAYZATA STOCKHOLDERS:

WAYLAND DISTRESSED OPPORTUNITIES FUND I-B, LLC

By:	Wayzata Investment Partners LLC, its Manager

By:
Name:
Title:

WAYLAND DISTRESSED OPPORTUNITIES FUND I-C, LLC

By:	Wayzata Investment Partners LLC, its Manager

By:
Name:
Title:

WAYZATA OPPORTUNITIES FUND, LLC

By:	Wayzata Investment Partners LLC, its Manager

By:
Name:
Title:

WAYZATA OPPORTUNITIES FUND OFFSHORE, L.P.

By:	Wayzata Offshore GP, LLC, its General Partner

By:	Wayzata Investment Partners LLC, its Manager

By:
Name:
Title:

WAYZATA RECOVERY FUND, LLC

By:	Wayzata Investment Partners LLC, its Manager

By:
Name:
Title:

Exhibit 4.4

FORM OF FIRST AMENDMENT TO STOCKHOLDERS AGREEMENT

This FIRST AMENDMENT TO STOCKHOLDERS AGREEMENT (this “Amendment”) is made as of                     , 2007 among McLeodUSA Incorporated, a Delaware corporation (the “Company”), and the holders of the Company’s common stock who are parties hereto (the “Amending Stockholders”).

WHEREAS, the Company and the holders of the Company’s common stock listed on Schedule I thereto (the “Stockholders”) entered into that certain Stockholders Agreement, dated as of January 6, 2006 (the “Stockholders Agreement”);

WHEREAS, PAETEC Holding Corp., a Delaware corporation (“Buyer”), PS Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Merger Sub”), and the Company are parties to that Agreement and Plan of Merger, dated September 17, 2007 (the “Merger Agreement”);

WHEREAS, as a condition precedent to their willingness to enter into the Merger Agreement, the parties thereto have required, among other things, that the parties to the Stockholders Agreement terminate the Stockholders Agreement and execute this Amendment;

WHEREAS, pursuant to Section 5.05 of the Stockholders Agreement, the Stockholders Agreement may be amended upon the approval of (i) a majority of the Board of Directors of the Company (the “Board”) and (ii) Stockholders holding at least two-thirds of the outstanding Common Shares (as defined in the Stockholders Agreement);

WHEREAS, the parties hereto desire to terminate the Stockholders Agreement as set forth herein;

WHEREAS, this Amendment to terminate the Stockholders Agreement has been approved by the Board and has received the approval of the Amending Stockholders who in the aggregate hold of record in excess of two-thirds of the outstanding Common Shares.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Termination of the Stockholders Agreement. Effective immediately prior to the Effective Time (as defined in the Merger Agreement), the Stockholders Agreement shall be terminated and shall have no further force and effect by mutual agreement of the parties hereto.

2. Counterparts. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one of the same instrument.

3. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of laws rules of such state.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

MCLEODUSA INCORPORATED

By:
Name:	Bernard Zuroff
Title:	Group Vice President – General Counsel and Secretary

STOCKHOLDER:

NAME OF INSTITUTION:

As a Stockholder

Number of Common Shares Held

By:
Name:
Its:

Exhibit 4.5

FORM OF SECOND AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

This SECOND AMENDMENT TO REGISTRATION RIGHTS AGREEMENT (this “Amendment”) is made as of                     , 2007 among McLeodUSA Incorporated, a Delaware corporation (the “Company”), and the holders of the Company’s common stock who are parties hereto (the “Amending Stockholders”).

WHEREAS, the Company and the holders of the Company’s common stock listed on Schedule I thereto (the “Stockholders”) entered into that certain Registration Rights Agreement, dated as of January 6, 2006 (the “Registration Rights Agreement”);

WHEREAS, PAETEC Holding Corp., a Delaware corporation (“Buyer”), PS Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Merger Sub”), and the Company are parties to that Agreement and Plan of Merger, dated September 17, 2007 (the “Merger Agreement”);

WHEREAS, as a condition precedent to their willingness to enter into the Merger Agreement, the parties thereto have required, among other things, that the parties to the Registration Rights Agreement terminate the Registration Rights Agreement and execute this Amendment;

WHEREAS, pursuant to Section 4.03 of the Registration Rights Agreement, the Registration Rights Agreement may be amended upon the approval of (i) a majority of the Board of Directors of the Company (the “Board”) and (ii) Stockholders holding at least two-thirds of the outstanding Common Shares (as defined in the Registration Rights Agreement);

WHEREAS, the parties hereto desire to terminate the Registration Rights Agreement as set forth herein;

WHEREAS, this Amendment to terminate the Registration Rights Agreement has been approved by the Board and has received the approval of the Amending Stockholders who in the aggregate hold of record in excess of two-thirds of the outstanding Common Shares.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Termination of the Registration Rights Agreement. Effective immediately prior to the Effective Time (as defined in the Merger Agreement), the Registration Rights Agreement shall be terminated and shall have no further force and effect by mutual agreement of the parties hereto.

2. Counterparts. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one of the same instrument.

3. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of laws rules of such state.

*    *    *    *    *

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

MCLEODUSA INCORPORATED

By:
Name:	Bernard Zuroff
Title:	Group Vice President – General Counsel and Secretary

STOCKHOLDER:

NAME OF INSTITUTION:

As a Stockholder

Number of Common Shares Held

By:
Name:
Its:

Exhibit 5.12(a)

Form of Affiliate Letter

PAETEC Holding Corp.

One PAETEC Plaza

600 Willowbrook Office Park

Fairport, New York 14450

Ladies and Gentlemen:

I have been advised that as of the date hereof I may be deemed to be an “affiliate” of McLeodUSA Incorporated, a Delaware corporation (“Seller”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger, dated as of September 17, 2007 (as it may be amended from time to time, the “Merger Agreement”), by and among PAETEC Holding Corp., a Delaware corporation (the “Company”), Seller and PS Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Merger Sub will merge with and into Seller, pursuant to which merger each share of common stock, par value $0.01 per share, of Seller will be converted into the right to receive 1.30 shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”). All terms used in this letter (the “Letter Agreement”) but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

I represent and warrant to, and covenant with, the Company that in the event I receive any Company Common Stock as a result of the Merger:

I shall not publicly offer or sell (any such transaction, a “Transfer”) any Company Common Stock I acquire in connection with the Merger (the “Merger Shares”) in violation of the Act or the Rules and Regulations.

I have carefully read this Letter Agreement and reviewed its requirements and other applicable limitations upon my ability to Transfer Merger Shares with my counsel or with counsel for Seller to the extent I have considered such review necessary.

I have been advised that the issuance of Company Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for consent by the stockholders of Seller I may be deemed to have been an affiliate of Seller and the Transfer by me of the Merger Shares has not been registered under the Act, I may not Transfer Merger Shares unless (i) such Transfer has been registered under the Act, (ii) such Transfer is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act or (iii) in the opinion of counsel reasonably acceptable to the Company, or as described in a letter from the staff of the Commission specifically issued with respect to a transaction to be engaged in by the undersigned, such Transfer is otherwise exempt from registration under the Act.

I understand that the Company is under no obligation to register the Transfer of Merger Shares by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

I also understand that stop transfer instructions will be given to the Company’s transfer agent with respect to Company Common Stock and that there will be placed on the certificates for Merger Shares, or any substitutions therefor, a legend (the “Restrictive Legend”) stating in substance as follows:

“The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold, transferred, pledged or otherwise disposed of in compliance with the requirements of Rule 145 or pursuant to a registration statement under such Act or an exemption from such registration.”

I also understand that, for so long as the requirements of Rule 145 shall apply to such Transfer, unless the Transfer by me of Merger Shares has been registered under the Act or is a Transfer made in conformity with the provisions of Rule 145, the Company reserves the right to put the following legend on the certificates for Merger Shares issued to my transferee:

“The shares represented by this certificate were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares may not be sold, transferred, pledged or otherwise disposed of except pursuant to a registration statement under the Securities Act of 1933 or in accordance with an exemption from the registration requirements of such Act.”

I understand and agree that the Restrictive Legend shall be removed, at no cost to me, by delivery of substitute certificates without the Restrictive Legend, and/or the issuance of a letter to the Company’s transfer agent removing such stop transfer instructions, and that the foregoing restrictions on Transfer shall cease to apply, if (i) one year (or such other period as may be required by Rule 145(d)(2) under the Act or any successor thereto) shall have elapsed from the Closing Date and the provisions of such Rule are then available to me, (ii) two years (or such other period as may be required by Rule 145(d)(3) under the Act or any

2

successor thereto) shall have elapsed from the Closing Date and the provisions of such Rule are then available to me, or (iii) I shall have delivered to the Company (A) a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to the Company, or other evidence reasonably satisfactory to the Company, to the effect that the Restrictive Legend and/or stop transfer instructions are not required for purposes of the Act or (B) reasonably satisfactory evidence or representations that the securities represented by such certificates are being or have been Transferred in a transaction made in conformity with the provisions of Rule 145 under the Act or pursuant to an effective registration statement under the Act.

I recognize and agree that the foregoing provisions also apply to shares acquired in connection with the Merger and held by (i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least a 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporate or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest. Attached as Schedule 1 to this Letter Agreement are the names of each of the Persons to which the provisions of this Letter Agreement shall apply (consisting of myself and each of the other Persons described in the preceding sentence).

The Company agrees that for so long as the Company is subject to the reporting requirements of Section 13 or Section 15 of the Exchange Act and, subject to the foregoing, for so long as and to the extent necessary to permit the undersigned to sell the Company Common Stock to be received in the Merger pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, the Company will use commercially reasonable efforts to file, on a timely basis, all reports required to be filed with the Commission by it pursuant to Section 13 or Section 15 of the Exchange Act, and will furnish to the undersigned upon written request a written statement as to whether the Company has filed all such reports during the twelve months preceding any proposed sale under Rule 145. The Company has filed all reports required to be filed with the Commission pursuant to Section 13 or Section 15 of the Exchange Act during the preceding twelve months (or for such shorter period that the Company was required to file such reports). The Company further agrees that, if at any time during which this Letter Agreement is in effect, the Commission shall adopt and make effective amendments to Rule 145 that have the effect of eliminating the foregoing restrictions on Transfers of Merger Shares, the foregoing restrictions on such Transfers shall cease to apply and upon my request the Restrictive Legend shall be removed from the certificates for the Merger Shares, at no cost to me, by delivery of substitute certificates without the Restrictive Legend, and the Company shall issue a letter to the Company’s transfer agent removing the foregoing stop transfer instructions.

Execution of this Letter Agreement should not be construed as an admission on my part that I am an “affiliate” of Seller as described in the first paragraph of this Letter Agreement or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this Letter Agreement.

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This Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms.

Very truly yours,

By:
Name:
Title:

Accepted and agreed:

McLeodUSA Incorporated

By:

4

Agreed to and accepted this      day of                     , 2007

PAETEC Holding Corp.

By:
Name:
Title:

5

Exhibit 5.12(b)

Form of Lock-Up Letter

PAETEC Holding Corp.

One PAETEC Plaza

600 Willowbrook Office Park

Fairport, New York 14450

September 17, 2007

Ladies and Gentlemen:

I have been advised that pursuant to the terms of the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), by and among PAETEC Holding Corp., a Delaware corporation (the “Company”), McLeodUSA Incorporated, a Delaware corporation (“Seller”), and PS Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Merger Sub will merge with and into Seller, pursuant to which merger each share of common stock, par value $0.01 per share, of Seller will be converted into the right to receive the cash consideration specified in the Merger Agreement and 1.30 shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”). All terms used in this letter (the “Letter Agreement”) but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

1. Restrictions on Transfers of Seller Common Stock. The undersigned understands that for tax purposes it is important, and is a material inducement for the Company to enter into the Merger Agreement, that there not be an ownership change of Seller prior to Closing. Accordingly, the undersigned hereby agrees that from the date hereof until the earlier of (a) the termination of the Merger Agreement in accordance with its terms or (b) the consummation of the Merger pursuant to the Merger Agreement, the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Seller Common Stock or securities convertible into or exchangeable or exercisable for any Seller Common Stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of Seller Common Stock, whether any such aforementioned transaction is to be settled by delivery of Seller Common Stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the Company. Without limiting the foregoing, the undersigned shall not take any action that would change the ownership for purposes of Section 382 of the Code of the shares of Seller Common Stock that the undersigned holds on the date hereof.

2. Restrictions on Transfers of Company Common Stock. For the avoidance of doubt, the following subsections (a) through (e) shall apply with respect to the undersigned’s shares of Company Common Stock received in the Merger, but shall not apply to the undersigned’s shares of Seller Common Stock:

(a) The undersigned hereby further agrees with the Company that, during the period ending 90 days after the Closing Date (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Company Common Stock or securities convertible into or exchangeable or exercisable for any Company Common Stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Company Common Stock, whether any such aforementioned transaction is to be settled by delivery of the Company Common Stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the Company.

(b) Any Company Common Stock received by the undersigned upon exercise of stock options granted to the undersigned will also be subject to this Letter Agreement. Any Company Common Stock acquired by the undersigned in open market transactions will not be subject to this Letter Agreement.

(c) Notwithstanding the foregoing, the undersigned may transfer Company Common Stock without the prior written consent of the Company as follows:

(i)	as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein;

(ii)	as dispositions, other than dispositions for value, that are made exclusively between and among the undersigned and members of the undersigned’s immediate family, or the undersigned’s partners (if the undersigned is a partnership), or the undersigned’s members (if the undersigned is a limited liability company) or to an affiliate of the undersigned, or to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided, in each of the foregoing instances, that the transferee (or the trustee in the event of a transfer to a trust) agrees to be bound in writing by the restrictions set forth herein;

(iii)	pursuant to wills or laws of intestate succession, provided that the transferee or transferees thereof agree to be bound in writing by the restrictions set forth herein; and

(iv)	to permit the exercise of stock options held by the undersigned.

(d) For purposes of this Letter Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

(e) In furtherance of the foregoing, the Company and the transfer agent for the Company Common Stock hereby authorized to decline to record or register any transfer of Company Common Stock if such transfer would constitute a violation or breach of this Letter Agreement.

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It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms.

Very truly yours,

By:
Name:
Title:

Accepted this      day of September, 2007

PAETEC Holding Corp.

By:
Name:
Title:

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Exhibit 5.16

Registration Rights Provisions

Buyer is party to that certain registration rights agreement, dated as of February 28, 2007, among Buyer, PAETEC Corp and the stockholder parties thereto (the “Old Registration Rights Agreement”).

Pursuant to the New Registration Rights Agreement, Buyer shall grant the following registration rights to Fidelity Advisor Series II: Fidelity Advisor High Income Advantage Fund, Pension Investment Committee of General Motors for General Motors Employees Domestic Group Pension Trust, Fidelity Security Fund: Fidelity Leveraged Company Stock Fund, Commonwealth of Massachusetts Pension Reserves Investment Management Board, and Fidelity Advisor Series I: Fidelity Advisor Leveraged Company Stock Fund (the “Fidelity Funds”) and Wayzata Opportunities Fund, LLC, Wayland Distressed Opportunities Fund I-C, LLC, Wayzata Recovery Fund, LLC, Wayland Distressed Opportunities Fund I-B, LLC, and Wayzata Opportunities Fund Offshore, L.P. (the “Wayzata Funds”) with respect to the shares of Buyer Common Stock issued in the Merger to the Fidelity Funds and the Wayzata Funds, respectively, and any shares of Buyer Common Stock issued by way of a stock dividend or other distribution on such shares of Buyer Common Stock issued in the Merger (the “Registrable Common Shares”).

1. Fidelity Funds Demand Registration Right. Following the expiration of the 90-day lock-up period under the Lock-Up Letter, the Fidelity Funds shall be entitled to one demand registration for the registration of their Registrable Common Shares with a minimum value of $35 million at the time of such exercise (as determined in good faith by Buyer’s Board of Directors) until the Fidelity Funds collectively cease to beneficially own Registrable Common Shares representing at least 50% of the Registrable Common Shares issued to the Fidelity Funds in the Merger. The Fidelity Funds shall not have been deemed to have exercised their demand registration unless 75% of the Registrable Common Shares requested to be included in any such demand registration are so included.

2. Wayzata Funds Demand Registration Right. Following the expiration of the 90-day lock-up period under the Lock-Up Letter, the Wayzata Funds shall be entitled to one demand registration of their Registrable Common Shares with a minimum value of $35 million at the time of such exercise (as determined in good faith by Buyer’s Board of Directors) until the Wayzata Funds collectively cease to beneficially own Registrable Common Shares representing at least 50% of the Registrable Common Shares issued to the Wayzata Funds in the Merger. The Wayzata Funds shall not have been deemed to have exercised their demand registration unless 75% of the Registrable Common Shares requested to be included in any such demand registration are so included.

3. Piggyback Registration Rights. The Fidelity Funds and the Wayzata Funds shall each have piggyback registration rights with respect to the exercise of a demand registration pursuant to the New Registration Rights Agreement. The New Registration Rights Agreement shall not provide for any other piggyback registration rights.

4. Shelf Registration Statement. Buyer shall be obligated to file a shelf registration statement covering the Registrable Common Shares of the Fidelity Funds and of the Wayzata Funds on or before May 15, 2008 if, at such date, Buyer is then eligible to file such shelf registration statement on Form S-3. If Buyer is not then eligible to use Form S-3, it shall be obligated to file such shelf registration statement as soon as reasonably practicable after Buyer becomes so eligible. The right of the Fidelity Funds or the Wayzata Funds, as applicable, to sell their Registrable Common Shares pursuant to an effective shelf registration statement shall terminate upon the first to occur of (i) 15 months after the Closing Date, (ii) the date that is 90 days following the date on which the Fidelity Funds or the Wayzata Funds, as applicable, cease to beneficially own Registrable Common Shares representing at least 50% of the Registrable Common Shares issued to the Fidelity Funds or the Wayzata Funds, as applicable, in the Merger, and (iii) the date on which the Fidelity Funds or the Wayzata Funds, as the case may be, otherwise are able to sell all of their Registrable Common Shares within any three-month period without limitation by the volume restrictions of Rule 144 under the Securities Act. Buyer shall receive prior notice of any proposed sales pursuant to the shelf registration statement.

5. Other Provisions. The exercise of the foregoing registration rights shall be subject to customary limitations, qualifications and conditions, which shall be substantially similar to the limitations, qualifications and conditions applicable to the holders of registration rights under the Old Registration Rights Agreement. In any demand registration involving an underwritten offering, Buyer shall have the right to designate the managing underwriter of such offering, so long as such managing underwriter is reasonably satisfactory to the parties exercising their demand registration rights (it being agreed that Merrill Lynch & Co. and Deutsche Bank Securities shall be acceptable to the Fidelity Funds and the Wayzata Funds). The Fidelity Funds and the Wayzata Funds shall be entitled to withdraw from the New Registration Rights Agreement at their sole election.